AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 1998
                                                     REGISTRATION NO. 333-50897
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                               AMENDMENT NO. 2 TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                                --------------
                            UNISERVICE CORPORATION
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

               FLORIDA                             5812                      65-0816177
       (STATE OR JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

                                --------------

                                                                                    DAVID MAYER
                                                                               UNISERVICE CORPORATION
                          1900 GLADES ROAD, SUITE 351                       1900 GLADES ROAD, SUITE 351
                           BOCA RATON, FLORIDA 33431                         BOCA RATON, FLORIDA 33431
                              (561) 347-6398                                       (561) 347-6398
   (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND     (NAME, ADDRESS AND TELEPHONE NUMBER
 PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)          OF AGENT FOR SERVICE)

                                --------------
                       COPIES OF ALL COMMUNICATIONS TO:

               CHARLES B. PEARLMAN, ESQ.
                JOEL D. MAYERSOHN, ESQ.                  DONN A. BELOFF, ESQ.
        ATLAS, PEARLMAN, TROP & BORKSON, P.A.            HOLLAND & KNIGHT LLP
      200 EAST LAS OLAS BOULEVARD, SUITE 1900   ONE EAST BROWARD BOULEVARD, SUITE 1300
            FORT LAUDERDALE, FLORIDA 33301          FORT LAUDERDALE, FLORIDA 33301
                TELEPHONE (954) 763-1200               TELEPHONE (954) 525-1000
                FACSIMILE (954) 766-7800               FACSIMILE (954) 463-2030

                                --------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]













                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                                        PROPOSED
                                                                       AMOUNT            MAXIMUM
                       TITLE OF EACH CLASS                              TO BE        OFFERING PRICE
                 OF SECURITIES TO BE REGISTERED                      REGISTERED       PER SECURITY
                 ------------------------------                      ----------       ------------
Class A Common Stock ...........................................      1,610,000(2)  $ 5.00
Warrants .......................................................      1,610,000(3)  $ 0.125
Class A Common Stock issuable upon exercise of the Warrants ....      1,610,000(4)  $ 6.00
Representative's Warrants ......................................        140,000     $ 0.001
Class A Common Stock ...........................................        140,000(5)  $ 8.25
Warrants issuable upon the exercise of the
 Representative's Warrants .....................................        140,000(6)  $ 0.20625
Class A Common Stock issuable upon the exercise of the
 Representative's Warrants .....................................        140,000(7)  $ 9.90
Total ............................................................................................

                                                                       PROPOSED
                                                                       MAXIMUM
                       TITLE OF EACH CLASS                            AGGREGATE          AMOUNT OF
                 OF SECURITIES TO BE REGISTERED                   OFFERING PRICE(1)   REGISTRATION FEE
                 ------------------------------                   -----------------   ----------------
Class A Common Stock ...........................................     $ 8,050,000        $ 2,374.75
Warrants .......................................................     $   201,250        $    59.37
Class A Common Stock issuable upon exercise of the Warrants ....     $ 9,660,000        $ 2,849.70
Representative's Warrants ......................................     $       140        $      .04
Class A Common Stock ...........................................     $ 1,155,000        $   340.73
Warrants issuable upon the exercise of the
 Representative's Warrants .....................................     $    28,875        $     8.52
Class A Common Stock issuable upon the exercise of the
 Representative's Warrants .....................................     $ 1,386,000        $   408.87
Total ........................................................       $20,481,265        $ 6,041.98


================================================================================
                                                   (SEE NEXT PAGE FOR FOOTNOTES)

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

--------------
(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the "Act").

(2) Includes 210,000 shares of Class A Voting Common Stock ("Class A Common Stock") issuable pursuant to the Underwriter's over-allotment option ("Over-Allotment Option").

(3) Includes 210,000 Redeemable Common Stock Purchase Warrants ("Warrants") issuable pursuant to the Over-Allotment Option.

(4) Represents shares of Class A Common Stock issuable upon exercise of the Warrants registered hereby together with such additional indeterminate number of shares as may be issued upon exercise of such Warrants by reason of the anti-dilution provisions contained therein.

(5) Represents shares of Class A Common Stock issuable upon exercise of the Representative's Warrants together with such additional indeterminate number of shares of Class A Common Stock as may be issued upon exercise of such Representative's Warrants by reason of the anti-dilution provisions contained therein.

(6) Represents Warrants issuable upon exercise of the Representative's Warrants, together with such additional indeterminate number of Warrants as may be issued by reason of the anti-dilution provisions contained therein.

(7) Represents shares of Class A Common Stock issuable upon exercise of the Warrants included within the Representative's Warrants, together with such additional indeterminate number of shares of Class A Common Stock as may be issued upon exercise of such Warrants by reason of the anti-dilution provisions contained therein.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED JULY 21, 1998


                            UNISERVICE CORPORATION
                  1,400,000 SHARES OF CLASS A COMMON STOCK AND
              1,400,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

                               ----------------

     Uniservice Corporation is offering ("Offering") 1,400,000 shares of Class A Voting Common Stock, par value $.0001 ("Class A Common Stock") at $5.00 per share and 1,400,000 Redeemable Common Stock Purchase Warrants ("Warrants") at $.125 per Warrant. The Class A Common Stock and the Warrants are being offered separately and not as units, and each is separately transferable. Each Warrant entitles the holder to purchase one share of Class A Common Stock at $6.00 per share (subject to adjustment) during the five-year period commencing on the date of this Prospectus (the "Effective Date"). The Warrants are redeemable by Uniservice Corporation commencing twelve (12) months following the Effective Date for $.25 per Warrant subject to prior exercise of the Warrant, if the closing bid price for the Class A Common Stock has been at least $7.00 per share for thirty (30) consecutive trading days. See "Description of Securities."

     Prior to this Offering, there has been no public market for the Class A Common Stock, the Warrants or the shares of Class A Common Stock underlying the Warrants (collectively the "Securities") and there can be no assurances that any market will develop or if developed, that it will be sustained. The initial public offering prices of the Class A Common Stock and the Warrants and the exercise price and other terms of the Warrants have been determined through negotiations between Uniservice Corporation and Werbel-Roth Securities, Inc., the representative ("Representative") of the Underwriters ("Underwriters"), and are not related to Uniservice Corporation's assets, book value, financial condition or other recognized criteria value. Uniservice Corporation has applied for the inclusion of the Class A Common Stock and the Warrants on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") SmallCap Market under the symbols "UNSRA" and "UNSRW," respectively.

     SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK AND THE WARRANTS.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                                     PRICE TO       UNDERWRITING      PROCEEDS TO
                                      PUBLIC        DISCOUNTS(1)      COMPANY(2)
                                      ------        ------------      ----------
Per Share of
 Class A Common Stock .........    $    5.00        $  .50           $   4.50
Per Warrant ...................    $     .125       $  .0125         $    .1125
Total(3) ......................    $7,175,000       $717,500         $6,457,500

================================================================================
(SEE NEXT PAGE FOR FOOTNOTES)

                               ----------------

     The Securities are being offered by the Underwriters on a firm commitment basis, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering without notice and to reject any order in whole or in part. It is expected that delivery of the Class A Common Stock and the Warrants will be made against payment therefor at the offices of the Representative at 150 East Palmetto Park Road, Suite 510, Boca Raton, Florida
33432 on or about               , 1998.

                               ----------------

                          WERBEL-ROTH SECURITIES, INC.

                 THE DATE OF THIS PROSPECTUS IS         , 1998

----------------

(1) Does not include additional compensation payable to the Representative in the form of (i) a non-accountable expense allowance equal to 3% of the gross proceeds of the Offering ($215,250 or $247,537.50 if the Over-Allotment Option is exercised) of which $25,000 has been paid to date; (ii) Representative's Purchase Warrants ("Representative's Warrants") to purchase 140,000 shares of Class A Common Stock and 140,000 Warrants for a four-year period commencing one year from the Effective Date at an exercise price of 165% of the initial public offering price for the Class A Common Stock ($8.25 per share) and the Warrants ($.20625 per Warrant), subject to adjustment; and (iii) a three-year financial consulting fee in the amount of $105,000, payable at the closing. In addition, Uniservice Corporation has granted the Representative certain registration rights with respect to registration of the shares of Class A Common Stock and Warrants underlying the Representative's Warrants and the shares of Class A Common Stock issuable upon the exercise of the Representative's Warrants, and has agreed to indemnify the Underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Act"). See "Underwriting."

(2) Before deducting expenses payable by Uniservice Corporation estimated at $342,250, not including the Representative's non-accountable expense allowance.

(3) Uniservice Corporation has granted the Underwriters (or the Representative, individually at its option) an option (the "Over-Allotment Option"), exercisable within 45 days from the date of this Prospectus, to purchase up to 210,000 additional shares of Class A Common Stock and up to 210,000 additional Warrants at an exercise price of $5.00 per share and $.125 per Warrant, solely to cover over-allotments, if any. If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts, and Proceeds to Uniservice Corporation will be $8,251,250, $825,125, and $7,426,125, respectively. See "Underwriting."


                               ----------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK AND WARRANTS, INCLUDING STABILIZING TRANSACTIONS EFFECTED IN ACCORDANCE WITH RULE 104 OF REGULATION M PURSUANT TO WHICH PERSONS MAY BID FOR OR PURCHASE THE CLASS A COMMON STOCK OR WARRANTS FOR THE PURPOSE OF STABILIZING ITS MARKET PRICE. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN CLASS A COMMON STOCK AND WARRANTS ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND MUST BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND UNISERVICE CORPORATION'S FINANCIAL STATEMENTS (THE "FINANCIAL STATEMENTS"), INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION, THE WARRANTS, THE REPRESENTATIVE'S WARRANTS, THE SECURITIES UNDERLYING THE REPRESENTATIVE'S WARRANTS, OR THE ISSUANCE OF UP TO AN AGGREGATE OF 200,000 SHARES OF CLASS A COMMON STOCK RESERVED FOR ISSUANCE UNDER UNISERVICE CORPORATION'S STOCK OPTION PLAN (SEE "MANAGEMENT--INCENTIVE AND NON-QUALIFIED STOCK OPTIONS PLAN); (II) ASSUMES A PUBLIC OFFERING PRICE OF $5.00 PER SHARE OF CLASS A COMMON STOCK AND $.125 PER WARRANT; AND (III) GIVES EFFECT AS OF DECEMBER 31, 1996 TO TWO STOCK PURCHASE AGREEMENTS (THE "STOCK PURCHASES") WHEREBY (X) INVERSIONES E. INMOBILIARIA KYOTO LIMITADA ("KYOTO"), A CHILEAN CORPORATION, SHALL PURCHASE 1,399,900 SHARES OF THE COMPANY'S CLASS B COMMON STOCK, PAR VALUE $.0001 ("CLASS B COMMON STOCK") AND, SIMULTANEOUSLY THEREWITH
(Y) THE COMPANY SHALL PURCHASE KYOTO'S 99.97% INTEREST IN KENTUCKY FOODS CHILE, S.A. SEE "BUSINESS-BACKGROUND" AND "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." ALL AMOUNTS ARE IN U.S. DOLLARS EXCEPT AS OTHERWISE SPECIFICALLY NOTED. EXCEPT AS OTHERWISE SPECIFICALLY NOTED, UNISERVICE CORPORATION AND KENTUCKY FOODS CHILE S.A. ARE COLLECTIVELY REFERRED TO HEREIN AS THE "COMPANY."

                                  THE COMPANY

     Uniservice Corporation ("USC") was organized in November 1997 as a holding company to acquire a 99.97% interest in Kentucky Foods Chile, S.A. ("KyF Chile"), a Chilean corporation incorporated in November 1986. KyF Chile currently owns and operates, under license, 29 Kentucky Fried Chicken/registered trademark/ ("KFC/registered trademark/") restaurants in Chile, the majority of which are located in Santiago, pursuant to its International Franchise Agreement, as amended (the "Franchise Agreement") with Kentucky Fried Chicken International Holdings, Inc. ("KFCIH"). See "Business--Franchise Agreement with KFCIH." KyF Chile is currently the sole KFC/registered trademark/ franchisee in Chile and is the largest KFC/registered trademark/ franchisee in Central and South America. KFCIH has no equity interest in the Company and does not warrant the results of the operations of the Company.

     The Company's strategy is to (i) develop new KFC/registered trademark/ restaurants to enhance its operating leverage and increase overall margins and profitability; (ii) achieve operating efficiencies through centralized management and advanced management information systems; and (iii) capitalize on KFC/registered trademark/'s strong, international brand name. The Company believes that this strategy will enable the Company to double the number of KFC/registered trademark/ restaurants it currently owns and operates by constructing approximately four to five new restaurants each year for the next seven years (for a total of up to 60 Company owned restaurants by 2005). The Company has allocated approximately $2,465,000 (or $616,250 per restaurant based on four restaurants) of the proceeds from this Offering to open four new KFC/registered trademark/ restaurants during the next twelve months, which includes initial fees due to KFCIH, construction costs, and purchase of equipment and fixtures. See "Use of Proceeds."

     The Company's offices are currently located at 1900 Glades Road, Suite 351, Boca Raton, FL 33431, and its telephone number is (561) 347-6398. Its fiscal year end is December 31.

                                 THE OFFERING


Class A Common Stock Offered .........   1,400,000
Warrants Offered .....................   1,400,000
Shares of Class A Common Stock
 Underlying Warrants .................   1,400,000
Class A Common Stock Outstanding:
 Before the Offering .................   30,000
 After the Offering ..................   1,430,000
Class B Common Stock Outstanding(1):
 Before the Offering .................   1,400,000
 After the Offering ..................   1,400,000
Warrants Outstanding:
 Before the Offering .................   None
 After the Offering ..................   1,400,000
Use of Proceeds ......................   The net proceeds of this Offering will be
                                         approximately $5,900,000, which will be used as
                                         follows: (1) $1,485,000 for construction of leasehold
                                         improvements; (2) $1,261,317 for reduction of long
                                         term debt; (3) $840,000 for equipment for four new
                                         KFC/registered trademark/ restaurants; (4) $650,000 for payment of back royalties, which amount includes accrued
                                         interest at 12.5% per annum, to KFCIH;
                                         (5) $565,000 for repayment of loans due to third
                                         parties; (6) $140,000 for initial fees for four new
                                         KFC/registered trademark/ restaurants; and (7) $958,683 for working capital.

RISK FACTORS .........................   SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR
                                         CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN
                                         THE SECURITIES.

Nasdaq Symbols
 Class A Common Stock ................   UNSRA
 Warrants ............................   UNSRW

----------------
(1) The Class B Common Stock is identical to the Class A Common Stock, except that holders of Class B Common Stock are entitled to ten (10) votes for each share of Class B Common Stock held. Upon sale or other disposition, the shares of Class B Common Stock may be converted, at the option of the holders, into shares of Class A Common Stock on a one share for one share basis. Upon such conversion, the super-voting rights with respect to such shares will terminate.

                                 RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE CLASS A COMMON STOCK AND WARRANTS OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

     LIMITED OPERATING HISTORY; INCREASED OPERATING EXPENSES. USC was recently organized as a holding company to acquire a 99.97% ownership interest in KyF Chile, which currently owns and operates, under license, 29 Kentucky Fried Chicken restaurants in Chile, the majority of which are located in the Santiago area. All the revenues shown in the Financial Statements are attributable to the operations of KyF Chile during the relevant periods. The Company has had only limited operations since its formation on November 21, 1997, and has had no revenue through the date hereof, although its operating company, KyF Chile, has been in business in Chile for over 11 years. While a majority of the Company's purchasing, inventory control and operations are and will continue to be centralized from its executive offices in Santiago, Chile, the Company anticipates that it will incur increased operating expenses as a result of its strategy to open 31 additional KFC/registered trademark/ restaurants by the end of 2005.

     NEED FOR ADDITIONAL FINANCING. The Company believes that the net proceeds from the Offering will be sufficient to enable it to carry out its business objectives to open four additional KFC/registered trademark/ restaurants during the next twelve months. The Company intends to open an aggregate of 31 additional KFC/registered trademark/ restaurants over the next seven years, for a total of up to 60 Company-owned KFC/registered trademark/ restaurants. The Company anticipates that it will require additional financing to construct and open the additional restaurants. There can be no assurances that the Company will be able to obtain additional financing when required, or if additional financing is available, such financing would be available on acceptable terms and conditions. Additionally, as a condition of the Franchise Agreement, KFCIH must approve any future public financing proposed by the Company. Additional equity financings may result in dilution to existing shareholders.

     RISKS OF EXPANSION AND DEVELOPMENT. The Company intends to open approximately four to five new KFC/registered trademark/ restaurants each year for the next seven years (for a total of up to 60 Company-owned KFC/registered trademark/ restaurants in Chile). The Company's ability to achieve its expansion goals will depend on a number of factors, including, among others, (1) availability of funds for expansion, (2) hiring, training and retaining skilled management and restaurant personnel, (3) timely development and construction of additional KFC/registered trademark/ restaurants, and (4) continued compliance with the Franchise Agreement. No assurances can be made that the Company's expansion plans will be achieved, each new restaurant will be profitable, or unanticipated expenses, problems or difficulties will not result in material delays in implementing its business strategy. See "Business."

     DEPENDENCE ON THE FRANCHISE AGREEMENT AND DEVELOPMENT AGREEMENT WITH KFCIH. The Company's operations are materially dependent on the terms and conditions of the Franchise Agreement. Pursuant to the Franchise Agreement, the Company is presently prohibited from engaging in any KFC/registered trademark/ brand business outside of Chile. The Franchise Agreement permits the Company to operate its restaurants in Chile using and exploiting certain proprietary property and concepts owned or controlled by KFCIH, including the KFC/registered trademark/ brand names, trade dress and trademarks, and proprietary recipes. The initial franchise term for each of the Company's restaurant is ten years, with a conditional ten year renewal period. The Company is currently in default of the Franchise Agreement for failure to pay royalties to KFCIH of which approximately $634,000 remains unpaid as of March 31, 1998. KFCIH has advised the Company, however, that so long as the Company is in compliance with the other terms and obligations of the Franchise Agreement and complies with the terms of a promissory note between the Company and KFCIH, KFCIH does not intend to terminate the Franchise Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company has agreed to repay all back royalties to KFCIH no later than

November 20, 1998. While the Company believes that following payment of back royalties due to KFCIH from the proceeds of this Offering, it will be in material compliance with the provisions of the Franchise Agreement, there can be no assurance that it will continue to be in compliance with its obligations thereunder, including payments of any required initial fees for new restaurants, development fees and continuing royalties. See "Use of Proceeds."

     Additionally, as soon as practicable following the closing of this Offering and the payment of back royalties due to KFCIH, the Company will enter into a development agreement with KFCIH (the "Development Agreement"). The Development Agreement, whose terms have been agreed upon in principle, although no definitive agreement has been entered into, will allow the Company to open and operate approximately four to five new KFC/registered trademark/ restaurants each year for the next seven years, for a total of up to 60 KFC/registered trademark/ restaurants by the end of 2005. See "Business--Franchise Agreement with KFCIH." In the event that the Company is unable to comply with the terms and conditions of the Franchise Agreement or the Development Agreement in the future, it will seek to modify such agreements. There can be no assurance that KFCIH will agree to any such modification, which failure to agree would have a material adverse impact on the Company's operations. In the event the Franchise Agreement is terminated, whether resulting from default or expiration of its terms, the Company must immediately discontinue the use of equipment and marketing methods including, but not limited to, training, procedures, menus, advertising, trade secrets and the use of the KFC/registered trademark/ trademarks, service marks and distinctive building designs. In addition, termination due to default by the Company under the Franchise Agreement may result in KFCIH reducing or terminating any rights granted to the Company in respect of sites not yet under construction, or ultimately acquiring the business, or locating a purchaser to acquire the business of the Company. Accordingly, the termination of the Franchise Agreement or Development Agreement for any reason, would have a material adverse effect on the Company.

     Neither KFCIH nor any of its affiliates have approved or disapproved the Common Stock or the Warrants offered hereby. The only relationship between KFCIH and the Company is contractual, the terms of which are set forth in the Franchise Agreement. The Franchise Agreement, which permits the Company to operate KFC/registered trademark/ restaurants in certain designated locations, may be terminated at any time if the Company is in default and is renewable only if certain conditions are met. Neither KFCIH nor any of its affiliates (i) owes any fiduciary duties to the Company, (ii) is responsible for the management of the Company or any of the obligations or liabilities of the Company nor (iii) owes any duties to any security holder of the Company. KFCIH and its affiliates have no obligations to grant any new franchises to the Company, other than contemplated by the Development Agreement.

     CONTROL BY MANAGEMENT; KFCIH RESTRICTIONS. Prior to this Offering, Ricardo Vilensky, the Company's Chief Executive Officer ("CEO"), President, and Chairman of the Board of Directors owned, directly or indirectly, approximately 97.9% and held the right to vote 99.8% of the Company's outstanding capital stock. After this Offering, Mr. Vilensky will, directly or indirectly, own approximately 49.5% of the outstanding capital stock, which represents the right to vote 90.7% of the Company's outstanding capital stock. See "Principal Shareholders" and "Description of Securities." Holders of Class B Common Stock (of which Mr. Vilensky currently owns or controls all outstanding shares) are entitled to ten
(10) votes for each share of Class B Common Stock held, and directors are elected by plurality vote. Accordingly, Mr. Vilensky will control the election of directors as well as the other affairs of the Company for the foreseeable future. See "Management" and "Principal Shareholders."

     As a condition to the Franchise Agreement, KFCIH's consent is required for certain transfers by the Company of its equity securities or the transfer or issuance to third parties of any Class B Common Stock owned or controlled, directly or indirectly, by Mr. Vilensky. Additionally, Mr. Vilensky may not terminate his relationship with, reduce his ownership interest to less than 30% in, or reduce his voting control to 50% or less in the Company, without KFCIH's approval. Absent KFCIH's waiver of its approval for any or all of these requirements, the Company would be in default of its Franchise Agreement with KFCIH. See "Business--Franchise Agreement with KFCIH" and "Anti-takeover

Effects of Certain Provisions of the Company's Articles of Incorporation, Bylaws, and the Franchise Agreement." In the event that the Company or Mr. Vilensky fail to comply with KFCIH's policies and procedures or any provision of the Franchise Agreement, KFCIH could, among other remedies, terminate its Franchise Agreement with the Company.


     COMPETITION. The Company is engaged in a highly competitive segment of the fast food industry with respect to price, variety, product quality, speed of service, convenience of location, cleanliness and upkeep. The Company may compete directly or indirectly with many companies and franchisees, including franchisees and company-owned stores of international fast food franchisors including McDonalds/registered trademark/ and Burger King/registered trademark/, each of which have multiple locations in Chile, a number of which may be larger, better capitalized, more established and have greater personnel and other resources than the Company. Additionally, the Company encounters competition from a number of Chilean restaurants and food service establishments, some of which offer chicken meals, as well as other local fast food restaurants offering products that are familiar to Chilean consumers and have achieved broad market acceptance. See "Business--The Fast Food Restaurant Industry in Chile" and "Competition."


     RISKS OF THE RESTAURANT INDUSTRY; CHANGES IN CONSUMER PREFERENCES, ECONOMIC CONDITIONS AND TRENDS. The Company currently operates 29 KFC/registered trademark/ restaurants and is subject to the risks of the fast food restaurant industry, which is generally affected by changes in consumer preferences, as well as national, regional and local economic conditions and demographic trends. The performance of individual restaurants may also be affected by factors such as traffic patterns and type, number and location of competing restaurants, as well as inflation, and increased food, labor and employee benefit costs. The availability of experienced management and hourly employees may also adversely affect the fast food restaurant industry in general in Chile and the Company's restaurants in particular.

     GOVERNMENT REGULATION. The restaurant business is subject to various Chilean national and municipal government regulations, including those relating to the sale of food and, in the case of certain of the restaurants, the sale of beer. While the Company has not experienced any difficulty in obtaining necessary government approvals to date, difficulty or failure to retain or obtain required licenses or other regulatory approvals could have an adverse effect on the Company's current or future operations or delay or prevent the opening of new KFC/registered trademark/ restaurants. See "Business--Government Regulations."

     DEPENDENCE ON THIRD PARTY SUPPLIERS. The Company is substantially dependent upon third parties for all of its capital equipment (including furniture, fixtures and equipment), food products and other supplies. Pursuant to the Franchise Agreement, all of these supplies must be of a quality, and conform to specifications, acceptable to KFCIH. Although KFCIH has been providing assistance to the Company in identifying sources of supply and has, to date, approved all suppliers used by the Company, there can be no assurances that in the future, products will continue to be available from these approved entities. Failure to obtain equipment, food products and other supplies for the KFC/registered trademark/ restaurants on a timely basis could have a material adverse effect on the Company. See "Business--Supplies and Distribution."

     DEPENDENCE ON KEY PERSONNEL. The success of the Company is highly dependent upon the continued services of Mr. Ricardo Vilensky. Although the Company currently has an employment agreement with Mr. Vilensky, the loss of his services could have a material adverse effect on the business of the Company. The Company intends to obtain a $1,000,000 key man life insurance policy, of which the Company will be the beneficiary, on the life of Mr. Vilensky, as soon as practicable following the Effective Date. See "Management."

     With the implementation of the Company's business strategy, it may become necessary for the Company to hire additional experienced professionals to meet its expanding needs. The Company intends to use certain of its existing staff to perform a number of these duties and to participate in the selection of new personnel, as required. While the Company believes that by offering competitive salaries and benefit packages it will be able to solicit and hire qualified individuals, no assurances can be made that such individuals will accept employment with the Company or will continue to be employed by the Company, or that qualified individuals will always be available to the Company when needed.

     As a condition of the Franchise Agreement, the Company is also required to have a "designated operator," which is the person that oversees the management of the day-to-day operations of the Company's restaurants. Currently, the designated operator is Mr. Vilensky. In the event Mr. Vilensky is unwilling to serve as the designated operator or becomes disabled or deceased, management or Mr. Vilensky's heirs will propose a new designated operator, who will be subject to approval by KFCIH. KFCIH has indicated that it prefers that the designated operator also control the ownership of the Company. In the event that KFCIH determines that the proposed designated operator is not capable of performing the necessary duties and obligations, Mr. Vilensky or his heirs are required to use their best efforts to sell their interest in the Company within six months thereafter. In the event that no sale is completed within the six month period, KFCIH thereafter has the option to purchase Mr. Vilensky's interest, or the interest of Mr. Vilensky's heirs, in the Company for a market value determined by three appraisers. There can be no assurance that the Company will be in a position to meet the criteria required by KFCIH in the event Mr. Vilensky is unable or unwilling to continue as the designated operator.

     TERMINATION OF LEASES UPON DEFAULT. All of the Company's restaurants are presently located in leased space. Typically, the leases for the Company's KFC/registered trademark/ restaurants are for a period ranging from six years to 15 years and provide for one or more options to renew for at least one additional term. Certain of the leases provide that in the event of non-payment of rent, the landlord may terminate the lease without notice. Chilean law provides that a landlord may not evict a tenant without a court hearing, although the tenant is responsible for all costs related to such court hearing. In the event that any landlord is successful in evicting the Company pursuant to the terms of a lease agreement, the Company would need to seek an alternative for that location. There can be no assurances that the Company would be successful in locating an alternative location, or if an alternative location is found, that a lease agreement would be entered into with terms as favorable to the Company as the current lease agreement.

     DISCRETION IN USE OF PROCEEDS; ASSETS TO BE HELD OUTSIDE THE UNITED STATES. The Company presently intends to use the net proceeds from this Offering for the purposes set forth in "Use of Proceeds." The Company reserves the right to use the funds obtained from this Offering for other purposes not presently contemplated which it deems to be in the best interests of the Company and its shareholders in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of management with respect to the application and allocation of the net proceeds of the Offering. Investors in the Securities offered hereby will be entrusting their funds to the Company's management, upon whose judgment and discretion the investors must depend, with only limited information concerning management's specific intentions.

     Additionally, while USC is a U.S. corporation, it is a holding company for KyF Chile, a Chilean corporation. For the foreseeable future, substantially all of the assets of the Company will be held or used outside the United States (primarily in Chile), and approximately 86% of the net proceeds from this Offering will be used in Chile. See "Use of Proceeds." Enforcement by investors of civil liabilities under the U.S. Federal securities laws may adversely be affected by the fact that while USC is located in the U.S., its principal subsidiary is located in Chile. The Company's current executive officers, directors and management are residents of Chile, and substantially all of the assets of the Company and of the executive officers, directors and management of the Company are located outside the United States.

     IMMEDIATE AND SUBSTANTIAL DILUTION. This Offering will result in immediate dilution of approximately $1.89 per share to new investors of Class A Common Stock, without giving effect to the exercise of the Warrants, the Over-Allotment Option, the Representative's Warrants, or the issuance of up to an aggregate of 200,000 shares of Class A Common Stock reserved for issuance under the Company's Stock Option Plan (the "Plan"). See "Dilution" and "Management--Incentive and Non-Qualified Stock Option Plan."

     NO DIVIDENDS ANTICIPATED TO BE PAID. While KyF Chile has previously paid dividends to its shareholders, the Company does not anticipate paying dividends in the foreseeable future. The future payment of dividends is directly dependent upon future earnings of the Company, its financial requirements and other factors to be determined by the Company's Board of Directors. For the foreseeable future, it is anticipated that any earnings which may be generated from the Company's operations will be used to finance the growth of the Company. Moreover, the issuance of any dividends is subject to the Company's compliance with the terms and conditions of the Franchise Agreement, which include the approval by KFCIH of the issuance of any dividends by the Company. See "Dividend Policy."

     DIRECTED SHARES FOR COMPANY EMPLOYEES. The Company and the Representative have agreed that a small amount of shares (which number has not yet been determined) of Class A Common Stock offered hereby (the "Directed Shares") will be reserved for the Company at the initial public offering price, solely for the purpose of being purchased by employees of the Company. In connection with the purchase of Directed Shares by Company employees, the Company has agreed to make non-recourse, interest free loans to its employees. To the extent that any employee defaults on the payment of a loan obtained in connection with the purchase of Directed Shares, there can be no assurances that the Company will be able to collect the outstanding loan or that or that it will pursue any legal remedies available to collect such loan.

     CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS. Holders of the Warrants will have the right to exercise the Warrants to purchase shares of Class A Common Stock only if a current prospectus relating to such shares is then in effect and only if the shares have been qualified for sale under the securities laws of the applicable state or states. The Company has undertaken to use its best efforts to file and keep effective a current prospectus which will permit the purchase and sale of the Warrants and the Class A Common Stock underlying the Warrants, but there can be no assurances that the Company will be able to do so. Although the Company has undertaken to use its best efforts to qualify for sale the Warrants and the shares of Class A Common Stock underlying the Warrants in those states in which the Securities are to be offered, no assurance can be given that such qualifications will occur. The Warrants may lose, or be of no value, if a prospectus covering the shares issuable upon the exercise thereof is not kept current or if such underlying shares are not, or cannot be, registered in the applicable states. See "Description of Securities."

     REDEEMABLE WARRANTS AND IMPACT ON INVESTORS. The Warrants are subject to redemption by the Company in certain circumstances. The Company's exercise of this right would force a holder of the Warrants to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holder to do so, to sell the Warrants at the then current market price when the holder might otherwise wish to hold the Warrants for possible additional appreciation, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants in the event of a call for redemption. Holders who do not exercise their Warrants prior to redemption by the Company will forfeit their right to purchase the shares of Class A Common Stock underlying the Warrants. The foregoing notwithstanding, the Company may not redeem the Warrants at any time that a current registration statement under the Act is not then in effect. See "Description of Securities--Warrants."

     REPRESENTATIVE'S POTENTIAL INFLUENCE ON THE COMPANY AND THE MARKET. Pursuant to the terms of the Underwriting Agreement between the Company and the Representative, the Representative has the right to designate a member to the Company's Board of Directors for a period of five years from the Effective Date, such member to be reasonably acceptable to management of the Company. The ability to designate a member to the Company's Board of Directors will provide the Representative with a certain amount of continuing influence over the Company's business and operations, even though such single designee will constitute a minority of the Board of Directors. In addition, the Company has engaged the Representative as a consultant for a period of three years from the closing date of this Offering, at a total fee of $105,000, all of which is payable to the Representative on the Effective Date. Accordingly, as a result of the foregoing, the Representative may, under certain circumstances, be able to influence the operations of the Company. See "Underwriting."

     Additionally, it is anticipated that a significant amount of the Class A Common Stock and Warrants will be sold to customers of the Representative. Although the Representative has advised the Company that it intends to make a market in the Class A Common Stock and the Warrants, it will have no legal obligation to do so. The prices and the liquidity of the Class A Common Stock and the Warrants may be significantly affected by the degree, if any, of the Representative's participation in the market. If it participates in the market, the Representative may influence the market, if one develops, for the Securities. Such market-making activity may be discontinued at any time. Moreover, if the Representative sells the securities issuable upon the exercise of the Representative's Warrants or acts as a warrant solicitation agent for the Warrants, it may be required under the Securities Exchange Act of 1934, as amended, to temporarily suspend its market-making activities. The prices and liquidity of the Securities may be significantly affected by the degree, if any, of the Representative's participation in such market. See "Underwriting."

     In connection with the Offering, the Company will sell to the Representative the Representative's Warrants. The holders of the Representative's Warrants will have the opportunity to profit from a rise in the market price of the Securities, if any, without assuming the risk of ownership. The Company may find it more difficult to raise additional equity capital, if it should be needed, for the business of the Company while the Representative's Warrant is outstanding. At any time when the holders thereof might be expected to exercise the Representative's Warrants, the Company would probably not be able to obtain additional capital on terms more favorable than those provided by the Representative's Warrant. The Company has agreed to register under federal and state securities laws, the Common Stock underlying the Representative's Warrants for resale. Such registration rights could involve substantial expenses to the Company and may adversely affect the terms upon which the Company may obtain additional financing. See "Underwriting".

     POSSIBLE APPLICABILITY OF RULES RELATING TO LOW-PRICED STOCKS; POSSIBLE FAILURE TO QUALIFY FOR NASDAQ SMALLCAP MARKET LISTING. Effective February 23, 1998, The Nasdaq Stock Market, Inc. adopted certain changes to the entry and maintenance criteria for listing eligibility on the Nasdaq SmallCap Market. In addition to increased listing criteria, new maintenance standards require at least $2,000,000 in net tangible assets (total assets less total liabilities and goodwill) or $500,000 in net income in two of the last three years, a public float of at least 500,000 shares, a $1,000,000 market value of public float, a minimum bid price of $1.00 per share, at least two market makers, at least 300 shareholders and at least two outside directors. If the Company is or becomes unable to meet the initial or continuing listing criteria of the Nasdaq SmallCap Market and is never traded on or becomes delisted therefrom, trading, if any, in the Class A Common Stock and Warrants would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board. In such an event, the market price of the Class A Common Stock and Warrants may be adversely impacted and an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of, the Class A Common Stock.

     The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions including listing on the Nasdaq SmallCap Market. In the event that the Class A Common Stock is never traded or becomes delisted from trading on the Nasdaq SmallCap Market, the shares of Class A Common Stock offered hereby may be deemed to be penny stocks and thus will become subject to rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors. Unless an exception is available, the penny stock regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. In addition, trading in penny stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934, as amended. Under such rule, a broker/dealer who recommends such low-priced securities to persons other than established customers or accredited investors, must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. In addition, a broker/dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly accounts statements showing the market value of each penny stock held in the customer's account. Such requirements could severely limit the market liquidity of the Class A

Common Stock or Warrants and the ability of purchasers in the Offering to sell their securities in the secondary market. There can be no assurance that the Class A Common Stock or Warrants will not be treated as penny stock. See "Underwriting."


     SHARES ELIGIBLE FOR FUTURE SALE. All of the shares of Class A Common Stock and Class B Common Stock (collectively the "Common Stock") held by the Company's existing shareholders immediately prior to the Effective Date are "restricted securities," as that term is defined under the Act, and may only be sold pursuant to a registration statement or in compliance with Rule 144 under the Act or other exemption from registration. Rule 144 provides that a person holding restricted Class A Common Stock for a period of one year may sell such securities during any three month period, subject to certain exceptions, in amounts equal to the greater of one percent (1%) of the outstanding Class A Common Stock or the average weekly trading volume of the Class A Common Stock during the four calendar weeks prior to the filing of the required Form 144. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two year holding period. Upon the sale of the Class A Common Stock offered hereby, the Company will have 1,430,000 shares of Class A Common Stock (1,640,000 shares of Class A Common Stock if the Over-Allotment Option is exercised) and 1,400,000 shares of Class B Common Stock issued and outstanding, of which 30,000 shares of Class A Common Stock and all of the shares of Class B Common Stock are "restricted securities."


     Shares of Class B Common Stock held immediately prior to the Effective Date by the Company's existing shareholders are subject to a 24-month lock-up period commencing on the Effective Date which is subject to early termination at the sole discretion of the Representative. 30,000 shares of Class A Common Stock issued in connection with a loan made to the Company by an unrelated third party in the principal amount of $150,000 (the "Bridge Financing") are subject to a six month lock-up period commencing on the Effective Date which is not subject to early termination. See "Bridge Financing." The Representative does not have a general policy with respect to the release of these shares prior to the expiration of the lock-up. See "Underwriting." After expiration of the lock-up periods, all outstanding shares of Class A Common Stock will be eligible for sale under Rule 144. The availability for sale of substantial amounts of Class A Common Stock subsequent to this Offering could adversely affect the prevailing market price of the Class A Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Principal Shareholders," and "Shares Eligible for Future Sale."

     EXERCISE OF REPRESENTATIVE'S WARRANTS. In connection with this Offering, the Company will sell to the Representative, for nominal consideration, Representative's Warrants to purchase 140,000 shares of Class A Common Stock and 140,000 Warrants. The Representative's Warrants will be exercisable commencing twelve months after the Effective Date for a period of four years at an exercise price of 165% of the price at which the Class A Common Stock and Warrants are sold to the public hereunder. For the term of the Representative's Warrants, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the Securities without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Representative's Warrants remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the Representative may be expected to exercise the Representative's Warrants at any time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided in the Representative's Warrants. See "Underwriting."


     The Company has agreed that, at the request of the holders of the Representative's Warrants, under certain circumstances, it will register under state securities laws the Representative's Warrants and/or the securities issuable thereunder. Exercise of these registration rights could involve substantial expense to the Company at a time when it could not afford cash expenditures and may adversely affect the terms upon which the Company may obtain additional funding and may adversely affect the price of the Class A Common Stock and the Warrants. See "Underwriting."

     LACK OF PUBLIC MARKET; ARBITRARY DETERMINATION OF OFFERING PRICE; POSSIBILITY OF VOLATILITY OF PRICES OF THE SECURITIES. Prior to this Offering, there has been no public market for the Securities and there can be no assurance that an active public market for the Securities will be developed or, if developed, sustained after this Offering. The initial public offering prices of the Securities offered hereby and the exercise price and terms of the Warrants have been arbitrarily determined by negotiations between the Company and the Representative and may bear no relationship to the Company's current earnings, book value, net worth or other established valuation criteria. The factors considered in determining the initial public offering prices included an evaluation by management of the Company and the Representative of the history of and prospects for the industry in which the Company competes, an assessment of management, the prospects of the Company, its capital structure, and certain other factors deemed relevant. See "Underwriting."

     The stock market from time to time experiences significant price and volume fluctuations that may be unrelated to the operating performance of specific companies. The trading prices of the Securities could be subject to wide fluctuations in response to variations in the Company's operating results, public announcements by the Company or others, economic developments affecting the Company or its competitors, suppliers or clients and other events or factors which may or may not be in the Company's control.

     ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCES OF PREFERRED STOCK. Certain provisions of the Company's Amended and Restated Articles of Incorporation ("Articles of Incorporation") and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt of the Company, which include when and by whom special meetings of the Company may be called. In addition, certain provisions of the Florida Business Corporation Act also may have certain anti-takeover effects, including the provision that shares acquired in excess of certain specified thresholds will not possess any voting rights unless the voting rights are approved by a majority of a corporation's disinterested shareholders.

     Furthermore, the Board of Directors has the authority to issue up to 5,000,000 shares of the Company's preferred stock and to fix the dividend, liquidation, conversion, redemption and other rights, preferences and limitations of such shares without any further vote or action of the shareholders. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock which could adversely affect the voting power or the rights of the holders of the Company's Class A Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities."

CONSIDERATIONS RELATING TO CHILE

     EFFECT OF TRADE INITIATIVES. The Chilean government has granted foreigners greater access to its economy. As a result, the amount of foreign private investment in Chile has significantly increased. As the Chilean economy continues to grow and as Chile continues to enter into additional trade initiatives with foreign countries, the number of foreign businesses that will open in Chile, including fast food restaurants, will likely grow, resulting in increased competition for the Company.

     INFLATION. A number of reforms have been introduced by the Chilean government over the past 20 years to achieve macroeconomic stability and to increase economic growth, while controlling inflation. The average annual inflation rate in Chile, as measured by changes in the Official Consumer Price Index of the Chilean National Institute of Statistics ("Instituto Nacional de Estadisticas"), for 1994, 1995, 1996 and 1997 was 8.9%, 8.2%, 6.6% and 6.0%,
respectively. While Chilean inflation has not had a material adverse effect on the operations of the Company in the past, there can be no assurance that high levels of inflation in the future will not adversely affect the Company or the Securities offered hereby. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     RESTRICTIONS ON REPATRIATION WITH RESPECT TO INVESTMENTS. Equity investments in Chile by persons who are not Chilean residents may be freely repatriated starting one year after the date the funds were brought into Chile, provided that the investment is channeled through the Formal Exchange Market ("Mercado Cambiario Formal") pursuant to an investment contract entered into with the Chilean government under Decree-Law No. 600 of 1974, as amended ("DL 600"), which contract is not subject to subsequent exchange-control restrictions. Net profits can be remitted at any time, after deduction of applicable withholding income taxes. Although there have been no cases of deviations from this rule for more than 22 years, there is no assurance that such a deviation could not occur in the future. The Company has applied to enter into a foreign investment contract with the Chilean government which stays the laws concerning foreign investments as of the date of the contract and permits income to flow outside Chile. There can be no assurances that the Chilean government will not modify these restrictions in the future in such a manner to adversely affect the Company and its shareholders. See "Business--Foreign Investment Laws and Regulations."

     IT IS NOT POSSIBLE TO FORESEE ALL RISK FACTORS WHICH MAY AFFECT THE COMPANY. MOREOVER, THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL SUCCESSFULLY EFFECTUATE ITS BUSINESS PLAN. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE CLASS A COMMON STOCK AND THE WARRANTS AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH AN ANALYSIS, AMONG OTHER THINGS, THE RISK FACTORS DISCUSSED ABOVE.

                                USE OF PROCEEDS

     The gross proceeds from the sale of the 1,400,000 shares of Class A Common Stock and 1,400,000 Warrants offered hereby will be $7,175,000, assuming an initial public offering price of $5.00 per share of Class A Common Stock and $.125 per Warrant. The net proceeds will be approximately $5,900,000 after giving effect to (i) the Representative's discounts of $717,500, (ii) a 3% non-accountable expense allowance to the Representative of $215,250, and (iii) offering costs and expenses of approximately $342,250, but without giving effect to the exercise of the Over-Allotment Option. The Company intends to use the net proceeds of this Offering, during the twelve months following the Effective Date, approximately as follows, of which approximately $5,078,000 (approximately 86%) will be used in Chile:

ANTICIPATED USE OF NET PROCEEDS                         APPROXIMATE AMOUNT     PERCENTAGE OF PROCEEDS
----------------------------------------------------   --------------------   -----------------------
   Construction(1) .................................        $1,485,000                  25.2%
   Reduction of long term debt(2) ..................        $1,261,317                  21.4%
   Equipment(3) ....................................        $  840,000                  14.2%
   Payment of back royalties(4) ....................        $  650,000                  11.0%
   Repayment of loans to third parties(5) ..........        $  565,000                   9.6%
   Initial Fees(6) .................................        $  140,000                   2.4%
   Working Capital(7) ..............................        $  958,683                  16.2%
                                                            ----------                  ----
   Total ...........................................        $5,900,000                   100%
                                                            ==========                  ====

----------------

(1) Construction of leasehold improvements for four new KFC/registered trademark/ restaurants.

(2) Reduction of long term debt due to Banco A. Edwards, a Chilean based bank, with maturity dates through 2005. The interest rate for this long term debt ranges from 9.02% to 11%, based upon the Asociacion de Bancos y Entidades Financieras (T.A.B.) rate, which represents a daily average of the interest paid by banks on their deposits. This long term debt was incurred as a result of the Company's consolidation of certain of its lines of credit and short term debt. See "Note 9 to Notes to Financial Statements."

(3) Includes computers, cooking and grill equipment, furniture and fixtures for four new KFC/registered trademark/ restaurants.

(4) Payment of back royalty fees and accrued interest of 12.5% per annum due to KFCIH.

(5) Includes (i) $415,000 plus accrued interest of 7.8% per annum due to Kyoto, the principal shareholder of the Company, in connection with a loan made to KyF Chile in November 1997, which was used to reduce the back royalties due to KFCIH, and (ii) $150,000 plus accrued interest of 8.5% per annum due to an unrelated third party, which is being used to pay a portion of the costs and expenses of the Offering. See "Certain Relationships and Related Transactions" and "Bridge Financing."

(6) Includes amounts due to KFCIH for initial fees for four new KFC/registered trademark/ restaurants (at $35,000 per restaurant).

(7) Includes overhead and administrative expenses, legal expenses (not in connection with this Offering) and reserves.

     The foregoing represents the Company's best estimate of the allocation of the net proceeds of the Offering, based upon the current status of its operations and anticipated business plans. It is possible that the application of funds may vary depending on numerous factors including, but not limited to, changes in the economic climate or unanticipated complications, delay and expenses. The Company currently estimates that the net proceeds from this Offering will be sufficient to meet the Company's liquidity and working capital requirements for a period of at least 12 months from the completion of this Offering and to open four additional new KFC/registered trademark/ restaurants. However, there can be no assurance that the net proceeds of this Offering will satisfy the Company's requirements for any particular period of time. Additional financing may be required to implement the Company's long-term business plan. There can be no assurance that any such additional financing will be available when needed on terms acceptable to the Company, if at all. Any additional proceeds realized from the exercise of the Over-Allotment Option or the Warrants will be used for working capital. Pending use of the proceeds of this Offering, the Company may make temporary investments in bank certificates of deposit, interest bearing savings accounts, prime commercial paper, U.S. Government obligations and money market funds. Any income derived from these short term investments will be used for working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

     The Company has never paid dividends on its Class A Common Stock since its formation in November 1997. However, KyF Chile has declared dividends in the aggregate of $71,565, $730,648, $768,018 and $19,305 for the years 1994, 1995,
1996, and 1997 respectively, to its shareholders. Of the $730,648 declared in 1995, the total amount was reinvested in the Company as paid-in capital. Of the $768,018 declared in 1996, $139,909 was distributed in 1996 and the balance ($628,409) was distributed in 1997, of which $324,286 of the $628,409 was reinvested in KyF Chile. The Company currently intends to retain earnings for use in its business and therefore does not anticipate paying dividends in the foreseeable future. The issuance of any dividends in the future is subject to compliance with the terms and conditions of the Franchise Agreement, which include the approval by KFCIH of the issuance of any dividends by the Company.

     Upon distribution of a dividend by KyF Chile, the Company, as a foreign non-resident shareholder of a Chilean corporation, will be subject to a 35% percent withholding tax less a credit for any corporate taxes paid by the Chilean corporation. However, the payment of foreign (Chilean) taxes may be credited against U.S. federal income tax. Potential purchasers of the Class A Common Stock or the Warrants should consult their own tax advisors regarding the impact of these taxes.

                                   DILUTION

     At March 31, 1998, the Company had a net tangible book value of $3,087,838 or approximately $2.16 per share of outstanding Class B Common Stock (after giving effect to the Stock Purchases). "Net tangible book value" per share represents the amount of total tangible assets of the Company less total liabilities of the Company, divided by the number of shares of Common Stock outstanding. After giving effect to the receipt of the estimated net proceeds from the Company's sale of the 1,400,000 shares of Class A Common Stock offered hereby, at an assumed initial public offering price of $5.00 per share of Class A Common Stock (after deducting underwriting discounts and estimated Offering expenses payable by the Company), the net tangible book value of the Company at March 31, 1998, would have been approximately $8,812,838 or $3.11 per share of Common Stock. This would represent an immediate increase in the net tangible book value per share of Common Stock of $0.95 to existing shareholders and an immediate dilution of $1.89 per share to new investors purchasing shares of Class A Common Stock in the Offering. "Dilution" is determined by subtracting net tangible book value per share after the Offering from the offering price to investors.

     The following table illustrates this per share dilution:

Initial offering price per share of Class A Common Stock .....................                 $ 5.00
Net tangible book value per share of Class B Common Stock before the Offering      $ 2.16
Increase attributable to new investors .......................................     $  .95
                                                                                   ------
Proforma net tangible book value after the Offering ..........................                 $ 3.11
                                                                                               ------
Dilution to new investors ....................................................                 $ 1.89
                                                                                               ======
Percentage of dilution to new investors ......................................                   37.8  %

     The following table summarizes the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by (i) existing shareholders of the Company at March 31, 1998 and
(ii) new investors purchasing shares of Class A Common Stock in this Offering, before deducting the underwriting discounts and estimated offering expenses payable by the Company.


                                          SHARES PURCHASED             CONSIDERATION PAID
                                     --------------------------   ----------------------------    AVERAGE PRICE
                                        NUMBER      PERCENTAGE        AMOUNT       PERCENTAGE       PER SHARE
                                     -----------   ------------   -------------   ------------   --------------
Existing Shareholders(1) .........   1,430,000         50.50%     $ 3,355,259         32.40%        $  2.35
New Investors(2) .................   1,400,000         49.50%     $ 7,000,000         67.60%        $  5.00
                                     ---------        ------      -----------        ------         -------
Total ............................   2,830,000        100.00%     $10,355,259        100.00%        $  3.66
                                     =========        ======      ===========        ======         =======

----------------
(1) Gives effect to the Stock Purchases, and 30,000 shares of Class A Common Stock issued in March 1998 in connection with the Bridge Financing. See "Bridge Financing."

(2) Represents 1,400,000 shares of Class A Common Stock, but does not include
    (i) the sale of 1,400,000 Warrants offered hereby or (ii) the issuance and exercise of the Representative's Warrants.

                                CAPITALIZATION

     The following table sets forth, as of March 31, 1998, the capitalization of the Company, actual and as adjusted for the issuance and sale of the 1,400,000 shares of Class A Common Stock offered hereby (assuming an initial public offering price of $5.00 per share of Class A Common Stock) after deducting estimated Offering expenses and underwriting discounts and the initial application of the proceeds therefrom.

                                                                         ACTUAL(1)      AS ADJUSTED(1)(2)
                                                                       -------------   ------------------
Long-term Debt .....................................................    $2,729,768        $ 1,068,451

Stockholders' equity:

 Class A Common Stock ($.0001 par value) 20,000,000 shares authorized; 30,000 shares issued and outstanding (actual) and
   1,430,000 (as adjusted)(2) ......................................             3                143

 Class B Common Stock ($.0001 par value) 2,000,000 shares
   authorized; 1,400,000 shares issued and outstanding (actual) and
   1,400,000 (as adjusted)(2) ......................................           140                140

 Preferred Stock, $.0001 par value; 5,000,000 shares authorized; no
   shares issued and outstanding (actual) and as adjusted ..........           -0-                -0-

Additional paid-in capital .........................................     3,355,259          9,198,430

Retained earnings ..................................................       308,802            308,802

Cumulative translation adjustment(3) ...............................      (302,201)          (302,201)

Total stockholders' equity .........................................     3,362,003          9,205,314

Total capitalization ...............................................    $6,091,771        $10,273,765

----------------
(1) Gives effect to the Stock Purchases and excludes the issuance of (i) 1,400,000 shares of Class A Common Stock upon exercise of the Warrants, (ii) up to 140,000 shares of Class A Common Stock issuable pursuant to the Over-Allotment Option, (iii) up to 140,000 shares of Class A Common Stock issuable pursuant to the Representative's Warrants; (iv) up to 140,000 shares of Class A Common Stock issuable upon the exercise of the Warrants contained in the Representative's Warrants; and (v) up to 200,000 shares of Class A Common Stock reserved for issuance under the Plan, of which no shares are currently subject to the Plan. See "Underwriting," "Management-Incentive and Non-Qualified Stock Option Plan," and "Description of Securities."

(2) Gives effect to the issuance of 1,400,000 shares of Class A Common Stock and the receipt of the net proceeds therefrom and the issuance of 30,000 shares of Class A Common Stock in connection with the Bridge Financing. Does not give effect to the sale of 1,400,000 Warrants offered hereby and exercise of the Over-Allotment Option. See "Bridge Financing."

(3) Represents the conversion from Chilean pesos into U.S. Dollars.

                                EXCHANGE RATES

     Unless otherwise specified, references herein to "U.S. dollars", "dollars", "$", or "U.S.$" are to United States dollars and references to "pesos" or "Ch$" are to Chilean pesos, the legal currency of Chile, and peso-denominated monetary unit. As of March 31, 1998, the exchange rate was one (1) U.S. dollar to 454.18 pesos. No representation is made that the peso or U.S. dollar amounts shown in this Prospectus could have been or could be converted into U.S. dollars or pesos, as the case may be, at such rate or at any other rate.

     Chile's Ley Organica Constitucional del Banco Central de Chile No. 18.840 ("Central Bank Act") enacted in 1989, liberalized the rules that govern the ability to buy and sell foreign exchange. Prior to 1989, the law permitted the purchase and sale of foreign exchange only in those cases explicitly authorized by the Central Bank of Chile. Under the Central Bank Act, the Company may purchase and sell foreign exchange freely without authorization from the Central Bank of Chile. Such provisions allow the Company to expatriate earnings at the market exchange rate.

     The following table sets forth the annual high, low, and average monthly exchange rate for U.S. dollars for each year starting in 1990 as reported by the Central Bank of Chile.

               EXCHANGE RATES OF CH$ PER U.S.$
           ---------------------------------------
YEAR          LOW(1)       HIGH(1)      AVERAGE(2)
--------   -----------   -----------   -----------
  1990         295.40        336.86        306.42
  1991         336.67        374.50        349.21
  1992         343.93        382.33        362.58
  1993         382.12        431.04        404.17
  1994         397.87        433.69        420.18
  1995         368.75        418.98        396.77
  1996         402.25        424.97        412.27
  1997         411.85        439.81        419.31

Source: Central Bank of Chile

----------------
(1) Exchange rates are the actual high and low, on a month-to-month basis for each period.

(2) The average monthly rates during the period.

                            SELECTED FINANCIAL DATA

     The statement of operations data as set forth below for the years ended December 31, 1996 and 1997 and the balance sheet data at December 31, 1996 and 1997, have been derived from the Company's Consolidated Financial Statements and Notes thereto, which have been audited by Spear, Safer, Harmon & Co., P.A., independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The statement of operations data for the three months ended March 31, 1998 and 1997, and the balance sheet data at March 31, 1998 are derived from unaudited financial statements of the Company included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the Company's financial condition and results of operations for such periods. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for any other interim period or the entire year. The following financial data should be read in conjunction with the Financial Statements and Notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein.

                                                      YEARS ENDED DECEMBER 31,            THREE MONTHS ENDED MARCH 31,
                                                -------------------------------------   ---------------------------------
                                                      1996                1997                1997              1998
                                                ----------------   ------------------   ---------------   ---------------
STATEMENT OF OPERATIONS DATA
Revenues ....................................     $ 11,706,398        $14,562,157         $ 3,244,952       $ 3,452,964
Cost of Operations ..........................        4,534,762          5,909,803           1,407,202         1,426,381
Selling and Administrative Expenses .........        6,698,335          7,817,129           1,784,906         1,893,434
Other Income (Expenses) .....................           61,141            478,724              55,350            82,477
Net Income ..................................          534,442          1,313,949             108,194           215,626
Net Income per common share .................             0.38               0.94                0.08              0.15
Weighted average common shares
  outstanding ...............................        1,400,000          1,400,000           1,400,000         1,410,000
Supplemental pro forma net income
  per share .................................               --               0.55(1)

----------------
(1) Includes $250,000 of interest savings due to the reduction of debt from the proceeds of the Offering, as described in "Use of Proceeds," and 1,400,000 of shares of A Common Stock issued at the Offering.


                                                   DECEMBER 31,
                                        -----------------------------------    MARCH 31, 1998           MARCH 31, 1998
                                              1996               1997            (UNAUDITED)      AS ADJUSTED (UNAUDITED)(1)
                                        ----------------   ----------------   ----------------   ---------------------------
BALANCE SHEET DATA
Working capital .....................     $ (3,250,955)      $ (1,029,940)       $ (782,274)             $ 3,419,807
Total assets ........................        8,778,122          9,259,632         8,987,198               12,511,378
Total long-term liabilities .........        1,643,181          2,875,411         2,729,768                1,068,451
Total liabilities ...................        6,478,371          6,084,073         5,625,195                3,306,064
Stockholders' equity ................        2,299,751          3,175,559         3,362,003                9,205,314

----------------
(1) Adjusted to reflect the sale of 1,400,000 shares of Class A Common Stock (assuming an initial public offering price of $5.00 per share of Class A Common Stock, after deducting the underwriting discounts and estimated offering expenses). Does not include receipt of net proceeds from the sale of 1,400,000 Warrants offered hereby, the exercise of the Warrants, the Representative's Warrants, or the Over-Allotment Option.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company generates revenues in two ways: sales of products from restaurant locations (approximately 92% of total revenues) and sales of coupon books (approximately 8% of total revenues). Typically, business entities will receive coupon books from the Company and give them to employees as incentives. The coupon holders present the coupons to the individual restaurants which will subsequently bill the employer for the food purchased by the coupon holders.

     The Company incurs costs primarily for raw food and paper supplies, which represent approximately 40% of total revenues, as well as payroll and rent which represent 19% and 12% of total revenues, respectively.

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

RESULTS OF OPERATIONS

     Gross revenues for the three months ended March 31, 1998 increased $208,012 over the three months ended March 31, 1997 from $3,244,952 to $3,452,964, an increase of approximately 6%. This increase is primarily due to the opening of three new restaurants.

     Cost of operations for the three months ended March 31, 1998 increased $19,179 from $1,407,202 to $1,426,381, an increase of approximately 1%. Although three new restaurants were operational during the three months ended March 31, 1998, a decrease in the cost of fresh chicken and the successful efforts of management to control costs limited the increase in costs of operations during the three months ended March 31, 1998.

     Selling and administrative expenses for the three months ended March 31, 1998 were $1,893,434 compared to $1,784,906 for the three months ended March 31, 1997, an increase of $108,528 or 6%. This increase is due to the hiring and training of personnel to support the expected increased growth of the Company in 1998 and the opening of three new restaurants in late 1997.

     Other income (expenses) increased from $55,350 for the three months ended March 31, 1997 to $82,477 for the three months ended March 31, 1998. This increase of $27,127 is due to an interest expense decrease of $45,059, resulting from the reduction of debt since the prior period.

     As a result of the factors discussed above, net income for the three months ended March 31, 1998 was $215,626 compared to $108,194 for the three months ended March 31, 1997, an increase of $107,432 or 99%.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

RESULTS OF OPERATIONS

     Gross revenues for the year ended December 31, 1997 increased $2,855,759 over the year ended December 31, 1996 from $11,706,398 to $14,562,157, an increase of approximately 24%. This increase is due to two primary components. During 1997, the Company opened five new restaurants, which accounted for approximately $1,440,000 of the increased revenues. In addition, during 1997, the Company introduced a "combination" program (combination meals including chicken, cheese turnover, french fries and soda for a fixed price) which increased revenues by approximately $990,000, primarily during the fourth quarter of the year.

     Cost of operations for the year ended December 31, 1997 increased $1,375,041 from $4,534,762 to $5,909,803, an increase of approximately 30%. This increase is a corollary to the additional revenues generated during the year. Although management continues to emphasize expense control, gross profit margins decreased from 61% in 1996 to 59% in 1997. This was a result of initial start-up costs for the new "combination" campaign referred to above.


     Selling and administrative expenses for the year ended December 31, 1997 were $7,817,129 compared to $6,698,335 in 1996, an increase of $1,118,794 or
17%. This increase is due to the additional marketing efforts required to introduce the "combination" program, as well as the additional costs associated with the opening of the five new restaurants such as rental costs.


     Other income (expenses) increased from $61,141 during 1996 to $478,724 for the year ended December 31, 1997. This increase of $417,583 is due to several factors. Interest expense decreased approximately $135,000, due to the reduction of debt during 1997. $148,000 of the increase in other income (expenses) is due to miscellaneous receivables recorded from related parties and the balance of the increase resulted from refunds from various vendors.

     Net income for the year ended December 31, 1997 was $1,313,949 compared to $534,442 for the year ended December 31, 1996, an increase of $779,501 or 146%. This increase is due to the successful efforts of management to introduce the "combination" meals, along with management's continued efforts to control costs.

LIQUIDITY AND CAPITAL RESOURCES

     While the Company and its restaurants have a significant presence in Chile and particularly in Santiago, the Company is seeking to accelerate its growth and expand its operations not only in the Santiago area, but also in other cities in Chile with populations of approximately 100,000 or more. The Company's growth to date has been financed through internally generated revenues and bank financing. In order to facilitate its proposed growth, the Company has allocated approximately $2,465,000 from this Offering to open approximately four to five new KFC/registered trademark/ restaurants during the next twelve months. See "Use of Proceeds."

     At December 31, 1997, accounts receivable decreased by $211,986 to $373,946 from $585,932 at December 31, 1996. The amount of receivables outstanding and the number of days outstanding is attributable to the timing of recognition of revenues as compared to the date of payment. Furthermore, during 1997, in order to provide greater financial strength to the Company, management emphasized an acceleration of collections in an attempt to reduce short term liabilities, in particular accounts payable. As a result of these efforts, both accounts receivable and accounts payable have decreased substantially.

     Due from related parties decreased from $148,000 at December 31, 1997 to $108,295 at March 31, 1998 as a result of a payment received from Kyoto, the principal shareholder of the Company.

     Due to related parties decreased from $679,095 at December 31, 1997 to $656,667 at March 31, 1998 as a result of fluctuation in the Chilean peso which offset any accrued interest. This amount represented two loan agreements entered into with Kyoto. $400,000 of the loan, plus accrued interest at an annual rate of 7.8%, shall be repaid from the proceeds of this Offering and the remaining $256,667, plus accrued interest at an annual rate of 9%, shall be repaid from the Company's operations. See "Use of Proceeds" and "Certain Relationships and Related Transactions."

     Current obligations to banks decreased to $156,085 at March 31, 1998 from $319,249 at December 31, 1997, a decrease of $163,164. This decrease is attributable to management's efforts to reduce debt as well as to a decrease in working in capital needs.

     Other current assets increased to $188,820 at March 31, 1998 from $114,722 at December 31, 1997, an increase of $74,097 due to prepayment of certain expenses and the capitalization of the cost of the Bridge Financing.

     The Company did not incur Chilean income taxes in 1996 or 1997 as a result of various Chilean government incentives designed to promote expansion and continued development of business in the country. Tax credits for building acquisitions, rapid acceleration of depreciation, and employee education have resulted in the elimination of any tax liability for the Company. This tax benefit is not anticipated to continue in the future.

     The Company utilizes bank lines of credit for periodic operational expenses. At December 31, 1997, the Company had $81,117 outstanding on its line of credit of approximately $450,000. As of March 31, 1998, the Company had no amounts outstanding on its line of credit.


     Long term obligations with banks consists of various amounts payable to banks with maturity dates through 2005, all of which are collaterized with personal guarantees from a stockholder of the Company and certain assets of the Company and its affiliates. Interest rates on the obligations range from 9.02% to 11% APR, and are payable in Chilean Pesos and Unidad de Fomento ("UF"). The UF is an indexed unit of account expressed in pesos and adjusted according to inflation. Total long term obligations with banks at March 31, 1998 and December 31, 1997 were $1,261,317 and $1,331,733, respectively. Management anticipates that the proceeds of this Offering will eliminate all of its existing long term obligations with banks. In the future, the Company may have to borrow additional funds for continued expansion beyond the construction of the restaurants referred to above.


     The Company's cost of capital, to the extent determinable, is TAB plus 2% (TAB is the average interest rate Chilean banks pay on deposits which varies between 6%-8%). While cash flow from the Company's current business may provide a cushion with respect to the operating expenses to be incurred in connection with its asset based expansion, management intends to provide separate sources of funding for the present and proposed projects.

     In August 1994, the Company entered into an agreement with Pepsico requiring the exclusive use of Pepsi products for each KFC/registered trademark/ restaurant then owned for the following five years. Additionally, the agreement also provided that each new KFC/registered trademark/ restaurant owned by the Company would be subject to a similar agreement for a period of five years from the opening of such restaurant. In exchange for this exclusivity agreement, the Company received approximately $780,000, net of taxes, which is being recognized and amortized over a five year period. For the years ended December 31, 1997 and 1996, the Company recognized $149,912 and $153,122, respectively, of the deferred revenue. The Company intends to enter into a new agreement with Pepsico during 1998 which shall supersede the previous agreement.


     Between January and March 1998, the Company received a loan in the amount of $150,000 from an accredited investor to be used to pay a portion of the costs and expenses of the Offering. This loan is evidenced by a promissory note bearing an interest rate of 8.5% per year. The Company is obligated to repay this note on the earlier of (i) the closing date of this Offering, or (ii) January 1, 2000. As additional consideration, the investor received 30,000 shares of Class A Common Stock. In connection with such loan, the Company capitalized approximately $67,500 and will incur an amortization expense of $67,500 assuming such loan is repaid in July 1998. Such expense will result in a charge to earnings of approximately $17,000 per month beginning in April 1998 and ending upon repayment of such loan. See "Bridge Financing."


SEASONALITY

     The Company generates the highest amount of sales in June, July and December. The slowest month for sales is February, when many Chileans are on summer vacation.

INFLATION

     Over the past five years, Chile has experienced a decrease in inflation. The Chilean economic system is based on an indexed inflation system and therefore, no material inflation is anticipated in the immediate future. See "Risk Factors--Considerations Relating to Chile--Inflation."

YEAR 2000 COMPLIANCE

     The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the year 2000 date are a known risk. The Company is addressing this risk to the availability and integrity of financial systems and the reliability of operational systems. The Company has established processes for evaluating and managing the risks and costs associated with this problem.

     Major areas of potential business impact have been identified and initial conversion efforts are underway. The Company also is communicating with suppliers, dealers, financial institutions and others with which it does business to coordinate year 2000 conversion. The total cost of compliance and its effect on the Company's future results of operations is being determined as part of the detailed conversion planning.

                                   BUSINESS

GENERAL

     Uniservice Corporation was organized in November 1997 as a holding company to acquire a 99.97% interest in KyF Chile, a Chilean corporation incorporated in November 1986. KyF Chile currently owns and operates, under license, 29 Kentucky Fried Chicken/registered trademark/ ("KFC/registered trademark/") restaurants in Chile, the majority of which are located in Santiago, pursuant to the Franchise Agreement with KFCIH. See "Business--Franchise Agreement with KFCIH." KyF Chile is currently the sole KFC/registered trademark/ franchisee in Chile and is the largest KFC/registered trademark/ franchisee in Central and South America. KFCIH has no equity interest in the Company and does not warrant the results of the operations of the Company.

     The Company's strategy is to (i) develop new KFC/registered trademark/ restaurants to enhance its operating leverage and increase overall margins and profitability; (ii) achieve operating efficiencies through centralized management and advanced management information systems; and (iii) capitalize on KFC/registered trademark/'s strong, international brand name. The Company believes that this strategy will enable the Company to double the number of KFC/registered trademark/ restaurants it currently owns and operates by constructing approximately four to five new restaurants each year for the next seven years (for a total of up to 60 Company owned restaurants by 2005). The Company has allocated approximately $2,465,000 (or $616,250 per restaurant based on four restaurants) of the proceeds from this Offering to open four new KFC/registered trademark/ restaurants during the next twelve months, which includes initial fees due to KFCIH, construction costs, and purchase of equipment and fixtures. See "Use of Proceeds."

     The Company's offices are currently located at 1900 Glades Road, Suite 351, Boca Raton, FL 33431, and its telephone number is (561) 347-6398. Its fiscal year end is December 31.

BACKGROUND

     USC was organized as a Florida corporation on November 21, 1997 under the name Uniservice Corp. and on January 5, 1998, changed its name to Uniservice Corporation. KyF Chile was organized under the name Alimentos Merced Limitada on November 6, 1986, as a Chilean limited partnership and on January 14, 1991, was reorganized as a Chilean corporation and changed its name to Alimentos Merced S.A. On October 3, 1995, that corporation changed its name to Kentucky Foods Chile S.A.

     Since its formation, the Company has been involved in fast-food restaurants specializing in chicken products. Initially, the Company operated its first four restaurants under the name "Papa Pollo." During the second half of 1991, the Company changed the name of its restaurants to "Chicken Inn" and by 1993, the Company had nine restaurants. It then purchased an additional five restaurants, and in January 1994, the Company entered into the Franchise Agreement and converted all of its restaurants into KFC/registered trademark/ restaurants.

     On the Effective Date, (i) Kyoto shall purchase 1,399,900 shares of Class B Common Stock from the Company for $2,200,000, and (ii) the Company shall purchase Kyoto's 99.97% in KyF Chile for $2,200,000 and KyF Chile shall then become a majority owned (99.97%) subsidiary of the Company. See "Certain Relationships and Related Transactions." The remaining 15 shares of KyF Chile stock will continue to be owned by Ricardo Vilensky, individually, who is also the principal shareholder of Kyoto (Chilean law requires that a Chilean corporation be owned by not less than two shareholders). See "Principal Shareholders."

THE FAST FOOD RESTAURANT INDUSTRY

     OVERVIEW

     The fast food service industry consists of quick service restaurants ("QSRs"), full service restaurants, other commercial restaurants (including cafeterias) and non-commercial restaurants such as those in schools and hospitals. According to KFCIH's public reports, the QSR segment of the fast food service industry had total sales of approximately $160 billion worldwide in 1996. The Company believes that KFC/registered trademark/ is the leading chain in the chicken segment of the QSR industry.

     THE FAST FOOD RESTAURANT INDUSTRY IN CHILE

     With the continued economic stability in Chile and the economic growth of its middle class, the demand for goods and services, including fast food, has grown. Listed below is the number of restaurants for each of the major fast food franchises located in Chile as of November 1997.

                                                   NUMBER OF
NAME                                              RESTAURANTS      MAJOR TYPES OF PRODUCTS
----                                             -------------   --------------------------
   Lomiton/registered trademark/ .............        46         Pork sandwiches
   Doggis/registered trademark/ ..............        38         Hot dogs
   KFC/registered trademark/ .................        29         Chicken
   Pizza Hut/registered trademark/ ...........        29         Pizza
   McDonald's/registered trademark/ ..........        27         Hamburgers
   Burger King/registered trademark/ .........        21         Hamburgers
   Domino's/registered trademark/ ............        16         Pizza
   Embers/registered trademark/ ..............        12         Roast beef sandwiches
   Mr. Chips/registered trademark/ ...........        10         Roast beef sandwiches
   Taco Bell/registered trademark/ ...........         8         Tacos and burritos
   Submarine/trademark/ ......................         8         Subs/hoagies
   Mei Lin Ta/registered trademark/ ..........         8         Chinese food
   Burger Inn/trademark/ .....................         8         Hamburgers
   Natural Juice/trademark/ ..................         7         Salads and natural juices

THE KFC/registered trademark/ RESTAURANT CONCEPT

     The KFC/registered trademark/ Restaurant Concept was founded in Corbin, Kentucky by Harland D. Sanders, an early developer of the QSR business and a pioneer of the restaurant franchise concept. He perfected his recipe for Kentucky Fried Chicken in 1939 and signed up his first franchisee in 1952. Today, KFC/registered trademark/ restaurants have grown to approximately 10,000 units in over 80 countries and territories.

     The KFC/registered trademark/ mission is based upon its "CHAMPS" philosophy which stands for Cleanliness, Hospitality, Accuracy, Maintenance, Product, Speed ("CHAMPS"). In particular, (1) all restaurants and employees are to be clean and hygienic, (2) all restaurants and employees will be hospitable and welcoming to all customers, (3) all orders served will be correct and as requested by a customer, (4) all restaurants will be well maintained, (5) all products offered and served will be of high quality and consistent, and (6) the restaurants will offer quality and efficient service.

     Part of the KFC/registered trademark/ concept is to offer full meal options with alternative choices, as opposed to offering only sandwiches or burgers. These full meal options include chicken, side orders such as salads, mashed potatoes and gravy, french fries, biscuits, rice, and cole slaw, dessert and beverages. KFC/registered trademark/ restaurants also offer options in the preparation of chicken, including three types of fried and rotisserie chicken entrees sold under the brand names of Original Recipe/registered trademark/, Extra Tasty Crispy/registered trademark/ and Tender Roast/registered trademark/ , as well as other entree items include Chunky Chicken Pot Pies/trademark/, Colonel's Crispy Strips/registered trademark/ and various chicken sandwiches. Restaurant exteriors, decor and packaging are characterized by KFC/registered trademark/'s distinctive trade dress, including the image of Colonel Sanders and the "Bucket" of chicken.

BUSINESS STRATEGY

     The Company's business strategy is as follows:

         /bullet/ DEVELOP NEW KFC/registered trademark/ RESTAURANTS TO ENHANCE
                  ITS OPERATING LEVERAGE AND INCREASE OVERALL MARGINS AND PROFITABILITY. In particular, management believes that it will be able to continue to spread its corporate overhead and continue to reduce its cost of operations by centralization of management and purchasing of food and other products in greater quantities as the number of restaurants that it owns and operates steadily increases. Management also believes that its risks of expansion are substantially reduced due to (i) the proven success of the KFC/registered trademark/ concept in Chile as well as the stable Chilean economy, which has resulted in an increased middle class with discretionary income; (ii) the predictability of development costs and restaurant profitability; and (iii) management's extensive experience within the KFC/registered trademark/ franchise system. The Company currently intends to open approximately 60% of its new KFC/registered trademark/ restaurants in the Santiago area and the remaining 40% in metropolitan areas in Chile with populations of approximately 100,000 or more. See "--The Company's Restaurants."

         /bullet/ ACHIEVE OPERATING EFFICIENCIES THROUGH CONTINUED CENTRALIZED
                  MANAGEMENT AND ADVANCED MANAGEMENT INFORMATION SYSTEMS. This enables the Company to (i) control corporate overhead and individual restaurant costs, (ii) capture economics of scale by utilizing its existing corporate management structure, and
                  (iii) continuously monitor point-of-sale data to more efficiently manage its restaurant operations. The Company has experienced both restaurant level and corporate level savings as a result of its size and related bargaining power, particularly with respect to food and paper purchasing and distribution, and restaurant maintenance services. As the number of its restaurants increases, the Company believes its bargaining power should continue to increase.

         /bullet/ CAPITALIZE ON KFC'/registered trademark/S STRONG INTERNATIONAL
                  BRAND NAME. The Company believes that it realizes significant benefits from its affiliation with KFCIH as a result of: (i) the widespread recognition of the KFC/registered trademark/ brand name and products; and (ii) the historical availability of international marketing and promotion of KFC/registered trademark/ products.

     By undertaking this Offering, management believes that it will have the requisite capital to expand much more rapidly than if it had to rely solely on internal cash flow or debt financing.

THE COMPANY OPERATIONS

OVERVIEW

     All executive management, financing, marketing and operations support functions are conducted centrally at the Company's Santiago, Chile headquarters. At its headquarters, the Company maintains a state-of-the-art centralized computer system that is linked with the cash register at each KFC/registered trademark/ restaurant. Through this computer system, the Company has access to up-to-the-minute information including, among other things, revenues, inventory control, and the ability to monitor the progress of various promotions. The Company intends to restrict its business to the KFC/registered trademark/ brand in Chile. Pursuant to the Franchise Agreement, the Company is presently prohibited from engaging in any KFC/registered trademark/ brand business outside of Chile. Subject to compliance with the Franchise Agreement and the Development Agreement (following execution), the Company may, however, engage in other businesses which do not conflict with the KFC/registered trademark/ brand, subject to prior approval by KFCIH.

TRAINING

     KFCIH issues detailed training manuals which cover all aspects of the operations of KFC/registered trademark/ restaurants, including food handling and product preparation procedures, safety and quality issues, equipment maintenance, facility standards, marketing, and accounting procedures. The restaurant management teams are responsible for the day-to-day operation of each unit and for ensuring compliance with operating standards.

     In addition to the training manuals, the Company maintains a comprehensive training and development program based upon the CHAMPS concept for all of its personnel. This program emphasizes the KFC/registered trademark/ system-wide operating procedures, food preparation methods and customer service standards.

THE COMPANY'S RESTAURANTS

     KFC/registered trademark/ restaurants are of distinctive design and are generally located in high-traffic areas including shopping malls, food courts, shopping centers, and downtown areas. The Company's KFC/registered trademark/ restaurants generally consist of one of several building types with various layouts and seating capacities. The Company believes that convenience of location, speed of service, quality of food and price/value of food served are the primary competitive advantages of KFC/registered trademark/ restaurants.

     The Company opened its first five KFC/registered trademark/ restaurants in 1994, and an additional eight, seven and five restaurants during 1995, 1996 and 1997, respectively. The Company currently has 29 restaurants, of which 15 are in malls and shopping centers, 11 are in store fronts (in line), and three are free standing. Twenty-six of its 29 restaurants are open seven days a week, typically from 10:00 a.m. to midnight. Currently, the Company does not accept credit cards, although it may elect to do so in the future. All free standing restaurants also offer drive-through windows. Home delivery is available at no-charge from eight of its restaurants.

     During the next 12 months, the Company expects to open four new KFC/registered trademark/ restaurants, one of which will be free standing, two of which will be located in a shopping center, and one of which will be in-line. The Company anticipates that two of the restaurants will be located in Santiago, one will be located in the northern region of Chile and one in the coastal region of Chile. The Company anticipates that of the remaining 27 planned new restaurants, 18 will be in-line and 9 will be free standing. The Company intends to open 14 new restaurants in the Santiago metropolitan area, five in the southern region of Chile, five in the coastal region of Chile, and three in the northern region of Chile. In the future, the Company may also seek to enter into franchise agreements with other KFCIH affiliated restaurants (including Pizza Hut/registered trademark/ and Taco Bell/registered trademark/ restaurants).

     All of the Company's KFC/registered trademark/ restaurants offer a full line of KFC/registered trademark/ products, including chicken pieces, chicken sandwiches, a variety of side items including cole slaw, mashed potatoes, salads and corn, and dessert. In addition to a full-line of soft drinks, 17 of the Company's current restaurants are licensed to sell beer (the drinking age in Chile is 18).

QUALITY ASSURANCE

     The Company's operations are focused on achieving a high level of customer satisfaction, with speed, accuracy and quality of service closely monitored. The Company's senior management and restaurant management staff are principally responsible for ensuring compliance with the Company's and KFCIH's operating procedures. The Company and KFCIH have uniform operating standards and specifications relating to the quality, preparation and selection of menu items, maintenance and cleanliness of the premises and employee conduct. Detailed reports from the Company's own management information system and surveys conducted by the Company or KFCIH are tabulated and distributed to management on a regular basis to help maintain compliance. In addition to customer satisfaction, these reports track comparable sales and customer counts, labor and food costs, inventory levels, waste losses and cash balances.

     The Company and its management closely supervise the operation of all of its restaurants to help ensure that standards and policies are followed and that product quality, customer service and cleanliness of the restaurants are maintained. Management also conducts unscheduled inspections of its restaurants to ensure quality.

     The KFC/registered trademark/ restaurants are also subject to standards set by Chilean, provincial and local governmental laws and regulations. These standards include food preparation rules regarding, among other things, minimum cooking times and temperatures, sanitation and cleanliness. In addition, KFC/registered trademark/ has set maximum time standards for holding unsold prepared food in order to maintain freshness of its products.

SUPPLIES AND DISTRIBUTION

     Pursuant to the Franchise Agreement, the Company is required to buy food supplies, ingredients, seasonings, and equipment only from approved suppliers who are required to meet or exceed system standards designed to ensure product quality, safety and consistency. The Company purchases KFC/registered trademark/'s pre-packaged seasoning which contain KFC/registered trademark/'s proprietary recipes directly from KFCIH's principal U.S. supplier.

     From time to time, the Company may inspect the facilities of its suppliers and request samples for testing and other quality control monitoring. Many of these suppliers, such as poultry producers, are also subject to Chilean government inspection. In addition, representatives of the Company's quality assurance department visit restaurants from time to time to ensure that food is properly stored, handled and prepared in accordance with prescribed standards and specifications, as well as to provide training in food safety and sanitation measures to the restaurant operators. The quality assurance department is also responsible for remaining current on issues related to food safety, and interacting with regulatory agencies as may be required or desirable on these matters.

     The Company purchases much of its products by means of centralized buying in order to obtain the best prices. As the number of the Company's restaurants increase, the Company believes that its bargaining power to purchase goods at the best prices and on favorable terms should also increase. The Company purchases its supplies and foodstuffs from vendors on favorable terms and conditions (including quantity discounts) and all suppliers used by the Company have been approved by KFCIH, as a condition of the Franchise Agreement. The Company believes there are a number of vendors who can supply the Company with adequate quantities of products and that the loss of any one supplier would not have a material impact on the Company's operations.

     Additionally, to ensure the wholesomeness of all food products, suppliers are required to meet or exceed strict quality control standards. Competitive bids, long-term contracts and long-term vendor relationships have been used to ensure availability of products. The Company has not experienced any significant continuous shortages of supplies. Prices paid for these supplies may be subject to fluctuation. When prices increase, the Company may be able to pass on such increases to its customers, although there is no assurance this can be done in the future. In particular, the quality assurance departments of KFCIH help ensure that the systems' restaurants provide high quality, wholesome food products in clean and safe environments.

PERSONNEL

     The Company and KFCIH believe that high quality, customer-focused restaurant management is critical to long-term success. Generally, each of the Company's restaurants has one restaurant general manager, two supervisors and teams of workers. KFC/registered trademark/'s restaurant management structure varies by unit size. Each restaurant usually has between 10 and 35 hourly employees, most of whom work part-time. The Company pays an hourly wage of $1.60 per hour, the average hourly wage in Chile. Overtime is paid (one and one half time minimum wage, or $2.40 per hour) to any employee that works more than 48 hours weekly. However, Chilean law only permits employees to work a maximum of two extra hours daily. Overtime (of two times minimum wage, or $3.20 per hour) is paid on Sundays and holidays. Restaurant general managers receive base salaries, as well as incentive bonuses, based upon that KFC/registered trademark/ restaurant's productivity and profitability.

MARKETING, ADVERTISING AND PROMOTION

     The Company believes that one of the major advantages of being a KFC/registered trademark/ franchisee is the marketing support and international brand name promotion by KFCIH and its franchisees. Each year, the Company typically introduces different types of promotions, either in conjunction with KFCIH or independently, including, among others, (1) value-type combination meals, (2) new products, (3) kids meals, (4) coupons, and (5) promotion of new KFC/registered trademark/ restaurants.

     A portion of its marketing and advertising plan includes participating in certain of KFCIH's internationally licensed promotions, for which it pays a fee to KFCIH pursuant to the Franchise Agreement, which may include giveaways for children. During 1998, the Company anticipates taking part in promotions for "Godzilla" (a film which opened in June 1998), "The Simpsons" television characters and "Chicky/Camelot Quest," (a new logo/character to be identified with KFC/registered trademark/ restaurants). The Company also advertises on cable television and radio.

FRANCHISE AGREEMENT WITH KFCIH

     The Franchise Agreement permits the Company to use, among other things, KFCIH's proprietary trade names, trademarks, service marks, recipes, and trade dress. The Company is also permitted to sell and promote only KFC/registered trademark/ approved products.

     Under the Franchise Agreement, at all times, Mr. Vilensky must retain voting control of KyF Chile and USC. As result, the Company has created two classes of common stock--Class A Common Stock and Class B Common Stock--which are identical except that holders of Class B Common Stock are entitled to ten votes for each one share held (all of which shares of Class B Common Stock are owned or controlled by Mr. Vilensky). See "Description of Securities." Additionally, unless Mr. Vilensky obtains approval from KFCIH, Mr. Vilensky must retain at all times a minimum of 30% ownership of the Company. As a condition to the Franchise Agreement, Mr. Vilensky may sell up to the lesser of (a) 10% of the outstanding amount of capital stock of the Company or (b) such amount so that Mr. Vilensky's ownership interest will not be below 30% provided, however, that the proceeds from such sale received by Mr. Vilensky may not be used to start a new company.

     As a condition of the Franchise Agreement, the Company is also required to have a "designated operator", which is the person that oversees the management of the day-to-day operations of the Company's restaurants. Currently, the designated operator is Mr. Vilensky. In the event Mr. Vilensky is unwilling to serve as the designated operator or becomes disabled or deceased, management or Mr. Vilensky's heirs will propose a new designated operator, who will be subject to approval by KFCIH. KFCIH has indicated that it prefers if the designated operator also controls the ownership of the Company. In the event that KFCIH determines that the proposed designated operator is not capable of performing the necessary duties and obligations, Mr. Vilensky or his heirs are required to use their best efforts to sell their interest in the Company within six months thereafter. In the event that no sale is completed within the six month period, KFCIH thereafter has the option to purchase Mr. Vilensky's interest, or the interest of Mr. Vilensky's heirs, in the Company for a market value determined by three appraisers. There can be no assurance that the Company will be in a position to meet the criteria required by KFCIH in the event Mr. Vilensky is unable or unwilling to continue as the designated operator and/or controls not less than a 30% ownership interest in the Company.

     The initial franchise term for each restaurant is ten years, which expires between December 31, 2003 and December 31, 2007, depending on when the particular restaurant was opened. The initial franchise term is renewable for additional ten year periods, provided that, among other things, (i) the renewal is permitted by local law, (ii) the Company has corrected any default under the Franchise Agreement and has not been in material default within the 24 months preceding the renewal request; (iii) the Company complies with annual performance criteria; (iv) the Company requests renewal within 12 to 18 months prior to the expiration of the initial term; (v) the Company agrees to make capital improvements to conform with KFCIH's then current standards and completes the improvements, as agreed; (vi) the Company agrees to relocate any restaurants KFCIH determines cannot be renovated to meet the then current standards; (vii) the Company executes a new franchise agreement if the current form has been modified; (viii) the Company is current in all obligations, monetary or otherwise, to KFCIH; and (ix) the Company pay a renewal fee as agreed upon with KFCIH.

     The monthly royalty fees for each KFC/registered trademark/ restaurant currently owned by the Company is 5% of net revenues. Pursuant to the Franchise Agreement, KFCIH's approval is required for the development of any new KFC/registered trademark/ restaurants by the Company and KFCIH's consent to such renewals, acquisitions or development may be withheld in KFCIH's sole discretion.

     The Company has agreed, with KFCIH's consent, to construct, develop, open and operate 31 additional new KFC/registered trademark/ restaurants during the next seven years, for a total of 60 restaurants to be owned and operated by the Company by the end of 2005. Royalty rates for the first new KFC/registered trademark/ restaurant will be 5% and for the additional 30 new KFC/registered trademark/ restaurants will be 6%. Initial fees will be $35,000 per restaurant, except for (i) the first four new KFC/registered trademark/ restaurants, which require no initial fees, and (ii) non-traditional stores (relocateable structures such as kiosks, carts, and mobile units and are typically located in airports, schools, universities, offices, hospitals and retail outlets), which will have initial fees of $17,500. Additionally, development right fees of $10,000 per unit to develop the 31 new restaurants will be paid in equal installments over six years beginning on the first anniversary of the effective date of the Development Agreement (which terms have been agreed upon in principle and which will be executed as soon as practicable following payment to KFCIH of back royalties, which shall be paid from the proceeds of this Offering), and then continuing on the following five anniversaries thereafter. See "Use of Proceeds." Non-traditional stores will not count toward the development schedule obligations.

     The royalty rate for all restaurants will decrease to, and be maintained for ten years at, 5% following the opening of the 60th restaurant if (i) the 31 remaining new KFC/registered trademark/ restaurants are opened in accordance with the development schedule and (ii) there are no defaults under the Development Agreement, the Franchise Agreement, or any related agreements. Following such ten year period, royalties for all KFC/registered trademark/ restaurants owned by the Company will convert to the then current KFC/registered trademark/ royalty rate for international franchises, which is currently 6%. The then current standard form of KFC/registered trademark/ international franchise agreement will be executed for all KFC/registered trademark/ restaurants subject to the Development Agreement.

     The Franchise Agreement provides that the Company will be in default if certain events occur, including but not limited to, the insolvency or dissolution of the Company, the Company contesting in any court or proceeding the validity of, or KFCIH's ownership of, any trademarks, trade secrets or proprietary aspects of the Kentucky Fried Chicken system, the Company failing to fully correct or diligently remedy any notice, or summons issued by any government authority regarding any matter involving safety, sanitation or health, the Company breaching any term or condition of the Franchise Agreement or any other agreement with KFCIH, or the Company defaulting under or failing to perform any term or condition of any lease, mortgage, deed or trust or other agreement with respect to any KFC restaurant locations.

COMPETITION

     The overall food service industry and the QSR segment are intensely competitive with respect to food quality, price, service, convenience, restaurant location and concept. The restaurant business is often affected by changes in consumer tastes; national, regional or local economic conditions; demographic trends; traffic patterns; the type, number and location of competing restaurants; and disposable purchasing power. The Company competes within each market with international and regional chains as well as locally-owned restaurants, not only for customers, but also for management and hourly personnel and suitable real estate sites. Typically, international chains such as McDonalds/registered trademark/ and Burger King/registered trademark/ compete with one another and do not serve a variety of chicken products, while the Company's actual competitors are fast food restaurants that offer similar menus which include chicken. Certain of these companies may have greater financing, personnel, technical and other resources than the Company. There can be no assurance that the Company will be able to compete successfully with these companies. See "Risk Factors--Competition."

GOVERNMENT REGULATION

     The Company is subject to various Chilean national, provincial, and municipal laws affecting its business. Each of the Company's restaurants must comply with various licensing requirements and regulations of governmental authorities, including health, sanitation, safety and fire agencies in the region and municipality in which the restaurant is located. To date, the Company has obtained all necessary licenses and approvals.

     A small portion of the Company's sales are attributable to the sale of beer. A license is required from the provincial governing authority for each restaurant that sells beer and regulations governing the sale of beer relate to many aspects of restaurant operations, including the minimum age (18) of patrons to purchase beer.

     The Company is also subject to Chilean national minimum wage laws governing such matters as overtime and working conditions. Since the bulk of the Company's employees are paid on an hourly basis at rates related to the minimum wage, increases in the minimum wage could significantly increase the Company's labor costs. The Company has not to date been materially adversely affected by such laws. Furthermore, the Company's business is subject to the full range of governmental regulation and supervision generally applicable to companies engaged in business in Chile, including labor laws, social security laws, public health, environmental laws, securities laws and anti-trust laws.

FOREIGN CORRUPT PRACTICES ACT

     Substantially all of the Company's operations are transacted in South America. To the extent that the Company conducts operations and sells its products outside the U.S., the Company is subject to the Foreign Corrupt Practices Act which makes it unlawful for any issuer to pay or offer to pay, any money or anything of value to any foreign official, foreign political party or official thereof or any candidate for foreign political office ("Foreign Officials") or any person with knowledge that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any Foreign Official.

     The Company has not made any offers, payments, promises to pay, or authorization of any money or anything of value to any Foreign Official and has implemented a policy to be followed by its officers, directors, employees and anyone acting on its behalf, that no such payments can and will be made. The Company has made all employees cognizant of the need for compliance with the Foreign Corrupt Practices Act and any violation of the Company policy will result in dismissal. Further, the Company conducts periodic reviews of this policy with all employees to ensure full compliance.

FOREIGN INVESTMENT LAWS AND REGULATIONS

     The Chilean Constitution establishes that any Chilean or foreigner may freely develop any activity in Chile so long as the activity in Chile does not contravene existing laws dealing with public morals, public safety or national security and follows the laws that regulate such activity. It also establishes the principle of non-discrimination, thus guaranteeing foreign investors equal protection under Chilean law. Additionally, Chilean law prohibits any discretionary acts by the Chilean government or other entities against the rights of persons or property in derogation of this principle. Foreign investors may transfer capital and net profits abroad. There are no exchange control regulations which restrict the repatriation of the investment or earnings except that the remittance of capital may take place starting a year after the date the funds were brought into the country, but net profits can be remitted at any time, after deduction of applicable withholding income taxes. Therefore, equity investments in Chile by persons who are not Chilean residents follow the same rules as investments made by Chilean citizens.

     These principles are the basis for the DL 600. Based on DL 600, the foreign investor and the government sign a legally-binding investment contract which may only be modified by mutual consent. The contract sets forth the current tax and foreign exchange laws as each relates to the specific investments by that investor in Chile. Thus, the investor is protected against any subsequent changes in the law which could adversely affect the investor or his investments in Chile. Although the Chilean Government has been successful in keeping this principle in place for the last 23 years, there can be no assurances that a breach by the Government will not occur in the future or that it would not adversely affect the rights of the Company to do business in Chile. Moreover, while there has been no precedent that political changes had determined changes in these rules, no assurances can be made that such changes will not occur in the future. The Company intends to enter into an investment contract with the Government of Chile on or around the closing of this Offering.

EMPLOYEES

     As of March 31, 1998, the Company employed 795 employees, of which 15 were full-time salaried employees in administration, 113 were full-time salaried employees in supervisory and management positions and 667 were full-time and part-time hourly employees who were employed in food preparation and serving. Substantially all of the Company's management and employees who reside in Chile speak Spanish and its senior management team in Chile also communicates in English. None of the Company's employees are covered by a collective bargaining agreement. The Company believes that the dedication of its employees is critical to its success, and that its relations with its employees are good.

PROPERTIES

     All of the Company's restaurants are presently located in leased space. The leases for the Company's KFC/registered trademark/ restaurants are for a period ranging from six years to 15 years and provide for one or more options to renew for at least one additional term. The leases generally specify a fixed annual rent with fixed increases. Generally, the leases are net leases which require the Company to pay all or a portion of the cost of taxes, maintenance and utilities. Certain of the leases provide that in the event of non-payment of rent, the lessor may terminate the lease without notice. Chilean law provides that a landlord may not evict a tenant without a court hearing, although the tenant is responsible for all costs related to such court hearing. See "Risk Factors--Termination of Leases upon Default."

     The Company leases approximately 380 square meters of executive offices in Santiago, Chile from Inmobiliaria KilKil S.A., an affiliate of the Company, at a rate of $9,050 per month, plus common area maintenance and general expenses of $1,100 per month. The lease is for ten years, commencing May 1, 1997. See "Certain Relationships and Related Transactions."


     Upon the Effective Date, the Company will enter into a two year lease with Andean Engineering & Finance Corp. ("AEFC") for its corporate U.S. offices in Boca Raton, Florida, which lease may be renewed for an additional two year term. David Mayer, a Director of USC, is the sole shareholder, officer and director of AEFC. The annual lease amount will be $10,000 annually, payable quarterly, which includes all telephone and facsimile, secretarial and other expenses. The Company believes that these terms were negotiated on an arm's length basis and such terms are competitive with current lease terms for similar arrangements in the South Florida area. See "Certain Relationships and Related Transactions."


LEGAL PROCEEDINGS

     The Company is not a party to any pending legal proceeding the resolution of which, the management of the Company believes, would have a material adverse effect on the Company's results of operations or financial condition, nor to any other pending legal proceedings other than ordinary, routine litigation incidental to its business.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF UNISERVICE CORPORATION


NAME                      AGE                        POSITION
----                      ---                        --------
Ricardo Vilensky(1)      42      Chief Executive Officer, President, Chairman of
                                 the Board of Directors
Mauricio Aguirre(2)      34      Chief Financial Officer, Vice President of
                                 Finance and Administration, Director Nominee
Juan Carlos Cerda(2)     42      Director Nominee
Avram Fritch(2)          40      Director Nominee
David Mayer(1)           56      Director, Assistant Secretary
Sergio Vivanco(2)        45      Director Nominee


----------------
(1) Has served in his position since the Company's formation in November 1997.

(2) Will commence serving in his position upon the Effective Date.

     RICARDO VILENSKY has served as the Chief Executive Officer, President and Chairman of USC since its formation in November 1997 and as the CEO, President and Chairman of Kentucky Foods Chile, S.A. since its formation in 1986. From July 1991 to the present, Mr. Vilensky has served as the Chairman and owns a 50% interest in Ann Arbor Foods, S.A., which owns 15 Domino's pizza franchises in Chile. See "Certain Relationships and Related Transactions." From June 1991 to September 1996, Mr. Vilensky was the general manager of Comercial Submarine Chile Limitada, which owns 10 submarine and hoagie restaurants in Chile. See "Certain Relationships and Related Transactions." From August 1988 to September 1995, he was a Director of Cafe Santos, S.A., which owned and operated six full service restaurants in Chile. From 1982 to 1994, Mr. Vilensky was the general manager and legal representative for "El Vegetariano," a vegetarian restaurant in Santiago, Chile. Mr. Vilensky is also the principal owner and general manager of Kyoto, the principal shareholder of the Company. See "Certain Relationships and Related Transactions."

     MAURICIO AGUIRRE will commence serving as USC's Chief Financial Officer, Vice President of Finance and Administration, and a Director of USC on the Effective Date. He has served as Vice President of Administration and Finance of KyF Chile S.A. since September 1994 and as a Director of KyF Chile since October 1995. From 1989 to September 1994, Mr. Aguirre was the Controller and a Vice-President of Lan Chile, the national airline of Chile. Mr. Aguirre is a commercial engineer, a public accountant and auditor.

     JUAN CARLOS CERDA will commence serving as a Director of USC as of the Effective Date. He has served as a member of the Board of Directors of KyF Chile since May 1996. Since June 1994, Mr. Cerda has been a partner with the law firm of Estudio Juridico Figueroa and Valenzuela Abogados in Chile as a tax consultant. Since March 1994, Mr. Cerda has been a professor of Planification and Tributary Management at the University of Santiago. From 1991 through May 1994, he was a tax advisor to the Arauco Enterprise Group in Chile.

     AVRAM FRITCH will commence serving as a Director of USC as of the Effective Date. Mr. Fritch is the founder of and has served as General Director of General Security Chile, S.A., a residential and commercial security and alarm company located in Santiago, Chile, since 1991. Mr. Fritch is a mechanical engineer and was a captain in the Defense Force of Israel.

     DAVID MAYER has served as a Director and Assistant Secretary of USC since its formation in November 1997 and has entered into a ten (10) year consulting agreement with the Company. Since July 1997, Mr. Mayer has served as the President of Andean Engineering and Finance Corp. See "Certain Relationships and Related Transactions." Since May 1997, Mr. Mayer has also served as a member of the Board of Directors of Gay Entertainment Television (Nasdaq
SmallCap: "GETU", "GETC", "GETW"). From January 1992 to March 1996, Mr. Mayer was a consultant to Premier Artists

Services, Inc., Corporate Entertainment Productions, Inc. and Alliance Entertainment, Inc., companies where he assisted in the implementation of their respective business plans, as well as in connection with mergers and acquisitions.

     SERGIO VIVANCO shall commence serving as a member of USC's Board of Directors on the Effective Date. Mr. Vivanco has been a member of the Board of Directors of KyF Chile since 1991 and is a member of the Board of Directors of Inversiones Huillimapu S.A., an affiliate of Kyoto. See "Principal Shareholders." Mr. Vivanco has been an attorney since 1979 and has served as general counsel since 1986 to Kyoto and to KyF Chile. Mr. Vivanco is a partner in the law firm of Abud, Vivanco and Vergara in Santiago, Chile, which serves as the Company's legal counsel in Chile.

DIRECTORS AND EXECUTIVE OFFICERS OF KYF CHILE

     The directors and executive officers of KyF Chile are as follows:


NAME                      AGE                        POSITION
----                      ---                        --------
Ricardo Vilensky(1)      42      Chief Executive Officer, President, Chairman of
                                 the Board, Director
Mauricio Aguirre(1)      34      Chief Financial Officer, Vice President of
                                 Finance and Administration, Director
Juan Carlos Cerda(1)     42      Director
Fernando Abud            47      Director
Sergio Vivanco(1)        45      Director

----------------
(1) See "Directors and Executive Officers of USC."

     FERNANDO ABUD has been a partner with the law firm of Abud, Vivanco y Vergara Abogados since March 1995, which firm also include Sergio Vivanco, a Director of KyF Chile and of USC. Between 1977 and 1993, Mr. Abud was a partner with the law firm of Abud y Cia, Abogados. Between 1977 and 1993, he was an attorney for the Copper Chilean Commission, where he served as the legal subdirector from 1978 to 1986 and from 1986 to 1993, as Secretary General. Mr. Abud's law firm is the Company's legal counsel in Chile.

ELECTION OF DIRECTORS

     Each Director of USC is elected at the annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his or her successor is elected and qualified. The Bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified.

     USC has agreed that for a period of five years after the Effective Date, if requested by the Representative, it will use its best efforts to cause one individual designated by the Representative to be elected to USC's Board of Directors, which individual may be a director, officer, employee or affiliate of the Representative. Alternatively, the Representative may designate a person to attend meetings of USC's Board of Directors as an observer for five years following the Effective Date.

DIRECTORS' COMPENSATION

     Upon the Effective Date, USC's non-employee directors, David Mayer, Avram Fritch, and Carlos Cerda, will receive $200 plus expenses for attendance at each meeting of the Board of Directors, as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at the meetings. The Company intends to purchase directors and officers insurance as soon as practicable to the extent that it is available and cost effective to do so.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee will be established upon the Effective Date and will consist of Juan Carlos Cerda, Sergio Vivanco, and Avram Fritch. The Audit Committee will review the work of the audit staff and direct reports covering such work to be prepared. The Audit Committee will oversee the Company's continuous audit program to protect against improper and unsound practices and to furnish adequate protection for all of its assets and records. The Audit Committee also will act as liaison to the Company's independent certified public accountants, and will conduct such audit work as is necessary and will receive written reports, supplemented by such oral reports as it deems necessary, from the Company's independent certified public accountants.

     The Compensation and Stock Option Committee will be established upon the Effective Date and will consist of Messrs. Vivanco, Fritch, Cerda, and Mayer. The Compensation and Stock Option Committee will make recommendations with respect to compensation of senior officers and granting of stock options and stock awards.

     The Nominating Committee will be established upon the Effective Date and will consist of Messrs. Vilensky, Fritch, Cerda, and Mayer. The Nominating Committee will make recommendations with respect to qualified individuals to become members of the Company's Board of Directors.

     Of the six members of the Board of Directors, Messrs. Cerda, Fritch, and Mayer are non-employee directors. However, Mr. Mayer has entered into a consulting agreement with the Company. See "Certain Relationships and Related Transactions."

APPOINTMENT OF OFFICERS

     Officers are elected annually by the Board of Directors and their terms of office are, except to the extent governed by employment contracts, at the discretion of the Board. The officers of the Company devote full time to the business of the Company.

EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

     The following table sets forth compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each executive officer whose compensation exceeded $100,000 for the year ended December 31, 1997. The Company did not grant any stock options, restricted stock awards or stock appreciation rights or make any long-term incentive plan payments during 1997.

                         SUMMARY COMPENSATION TABLE(1)

                                                                       OTHER ANNUAL
NAME AND PRINCIPAL POSITION      YEAR     SALARY($)     BONUS ($)     COMPENSATION($)
-----------------------------   ------   -----------   -----------   ----------------
Ricardo Vilensky, CEO,          1997       $85,868        -0-              19,305(2)
President and Chairman          1996           -0-        -0-          $  109,629(2)
                                1995           -0-        -0-                 -0-

----------------
(1) This table is based solely upon compensation received from KyF Chile.

(2) Represents dividends paid to Kyoto. Mr. Vilensky is the principal shareholder of Kyoto. See "Certain Relationships and Related
    Transactions."

EMPLOYMENT AGREEMENTS

     RICARDO VILENSKY, CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHAIRMAN. The Company has entered into a written three-year employment agreement with Mr. Vilensky, which shall commence upon the Effective Date. Pursuant to the terms and conditions of his employment agreement, Mr. Vilensky shall receive an initial annual base salary of $80,000, annual bonuses of up to $100,000, as determined by the Company's Board of Directors, including a vacation bonus of $20,000, and other annual compensation of $90,000, which includes (i) $15,000 for school expenses for Mr. Vilensky's children, (ii) $10,000 for entertainment,
(iii) $20,000 for travel, (iv) $20,000 for medical reimbursement, and (v) $28,000 for automobile expenses including cost of vehicle, maintenance and insurance. Mr. Vilensky shall be reimbursed for his ordinary and necessary business expenses including fees for membership in one business or social club, up to a maximum of $5,000 per year, and in other clubs and organizations as the Company and Mr. Vilensky shall mutually agree are necessary and appropriate.

     MAURICIO AGUIRRE, CHIEF FINANCIAL OFFICER. The Company has entered into a written one year employment agreement with Mauricio Aguirre, which shall commence upon the Effective Date. Pursuant to the terms and conditions of his employment agreement, Mr. Aguirre shall receive an initial annual base salary of $60,000, bonuses of up to $30,000 per year, as determined by the Company's Board of Directors, and other annual compensation of $20,000, which includes (i) $10,000 for medical reimbursement and (ii) $10,000 for automobile expenses. Prior to the Effective Date, Mr. Aguirre entered into a written employment agreement with KyF Chile, which employment agreement will terminate upon the Effective Date of the written employment agreement with the Company described herein.

     ISAPRE. Messrs. Vilensky and Aguirre are also entitled to receive certain social security benefits pursuant to Chilean law. The Social Security laws in Chile were established as a private system that requires all companies to retain approximately 20% of the gross salaries of its employees, up to a maximum of $1,892.80 per year, which is used to pay both Administrators of Pension Funds Companies ("AFP") and Institutions of Previsional Health ("ISAPRE").

     The allocation of this 20% to each service is approximately as follows:

   (a) 10% to the AFP: This amount is deposited in an individual interest-bearing account of each employee to cover their retirement. In Chile, the age of retirement is 60 for women and 65 for men.

   (b) 3% to the AFP: This amount covers any partial or permanent disability and, in the case of death, will provide a monthly amount to the deceased's spouse. The amount paid corresponds to 70% of an employee's average salary, based upon the last 10 years of the employee's life.

   (c) 7% to the ISAPRE: This amount covers medical fees, hospitalization and clinical examinations. This percentage may be voluntarily increased by the employee according to the employee's contractual agreement with the employee's ISAPRE. In many instances it may be necessary for individuals to pay additional costs for health care.

     Additionally, Chilean law requires the payment of one month salary (up to a maximum of approximately $2,839.20) for each year (or portion thereof in excess of six months worked in the last year), worked by the employee when he is dismissed without cause, subject to a maximum of eleven months (up to a maximum of $1,892.80 per month, or an aggregate of $20,820.80). When the employee terminates his or her employment, no compensation is legally required.

STOCK OPTIONS

     During fiscal year 1997, there were no option or SAR grants to any persons, including any of the Company's executive officers or directors.

INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

     On January 5, 1998, the Board of Directors and a majority of USC's shareholders adopted the Company's Stock Option Plan (the "Plan"). The purpose of the Plan is to increase the proprietary interest of employees, advisors, consultants and directors in USC, to align more closely their interests with the interests of USC's shareholders, and to enable the Company to attract and retain the services of experienced and highly qualified employees and directors. USC has reserved an aggregate of 200,000 shares of Class A Common Stock under the Plan.

     The Company's Board of Directors, or a committee thereof, administers and interprets the Plan and is authorized to grant options thereunder to all eligible employees of the Company, including officers and directors (whether or not employees) of the Company. The Plan provides for the granting of "incentive stock options" (as defined in Section 422 of the Internal Revenue Code), non-statutory stock options and "reload options." Options may be granted under the Plan on such terms and at such prices as determined by the Board, or a committee thereof, except that in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will not be less than 110% of such fair market value. The aggregate fair market value of the shares covered by incentive stock options granted under the Plan that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit.

     The exercise price for any option under the Plan may be paid in cash, in shares of Class A Common Stock or such other consideration that is acceptable to the Board of Directors or the committee thereof. If the exercise price is paid in whole or in part in Class A Common Stock, such exercise may result in the issuance of additional options, known as "reload options," for the same number of shares of Class A Common Stock surrendered upon the exercise of the underlying option. The reload option would be generally subject to the same provisions and restrictions set forth in the Plan with respect to the underlying option except as varied by the Board of Directors or the committee thereof. A reload option enables the optionee to ultimately own the same number of shares as the optionee would have owned if the optionee had exercised all options for cash.

     Options granted under the Plan will be exercisable after the period or periods specified in the option agreement. Options granted under the Plan are not exercisable after the expiration of five years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. The Plan also authorizes the Company to make loans to optionees to enable them to exercise their options.

     As of the Effective Date, no options have been granted pursuant to the Plan and no options may be granted without the express written consent of the Representative for a period of one year following the Effective Date.

OPTION EXERCISES AND HOLDINGS

     To date, the Company has not issued any options or SARs to any persons. No options or SARs were exercised or unexercised during fiscal year 1997.

DIRECTED SHARES FOR COMPANY EMPLOYEES

     The Company and the Representative have agreed that a small amount of shares (which number has not yet been determined) of Class A Common Stock offered hereby (the "Directed Shares") will be reserved for the Company at the initial public offering price, solely for the purpose of being purchased by employees of the Company. In connection with the purchase of Directed Shares by Company employees, the Company has agreed to make non-recourse, interest free loans to its employees. To the extent that any employee defaults on the payment of a loan obtained in connection with the purchase of Directed Shares, there can be no assurances that the Company will be able to collect the outstanding loan or that it will pursue any legal remedies available to collect such loan.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Florida Business Corporation Act ("Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. However, the provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. USC's Articles of Incorporation and Bylaws provide that USC shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling USC pursuant to the foregoing provisions, USC has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LIMITATION OF LIABILITY

     Under Florida law, USC's directors are protected against personal liability for monetary damages from breaches of their duty of care. As a result, USC's directors will not be liable in an action by USC or a shareholder for monetary damages alleging negligence or gross negligence in the performance of their duties. In such actions, directors remain liable for monetary damages for willful misconduct, conscious disregard of the best interest of USC, and for transactions from which a director derives an improper personal benefit. Directors also remain liable under another provision of Florida law which makes directors personally liable for unlawful distributions and which expressly sets forth a negligence standard with respect to such liability. The liability of USC's directors under federal or applicable state securities laws is also unaffected.

     While USC's directors have protection from awards of monetary damages for breaches of fiduciary duty, that does not eliminate their fiduciary duty. Equitable remedies, such as an injunction or rescission based upon a director's breach of fiduciary duty, are still available.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     On the Effective Date, (i) Kyoto shall purchase 1,399,900 shares of Class B Common Stock from the Company for $2,200,000, and (ii) the Company shall purchase Kyoto's 99.97% interest in KyF Chile for $2,200,000 and KyF Chile shall then become a majority owned (99.97%) subsidiary of the Company. The remaining 15 shares of KyF Chile stock will continue to be owned by Ricardo Vilensky, individually, who is also the principal shareholder of Kyoto (Chilean law requires that a Chilean corporation be owned by not less than two shareholders). The current shareholders of KyF Chile are Kyoto (99.97%) and Ricardo Vilensky (.03%). Mr. Vilensky will retain his .03% interest (15 shares) in KyF Chile in order to comply with Chilean law. Kyoto is a Chilean limited partnership whose partners are Inversiones Huillimapu S.A. ("IHSA") (99%) and Ricardo Vilensky (1%), who is also its general manager. The shareholders of IHSA are Ricardo Vilensky (90%) and Compania Administradora de Restaurantes Limitada ("CARL") (10%). The partners of CARL are Kyoto (98%) and Mr. Vilensky (2%). The general manager of CARL is Mr. Vilensky. This transaction was approved by the sole shareholder of the Company at the time of the transaction.


     In May 1991, KyF Chile agreed to guaranty certain liabilities of Kyoto that are due to Leasing Andino S.A. in connection with certain lease obligations for office space. As of the Effective Date, the Company estimates that the current remaining obligations of Kyoto under the lease are approximately $147,000.

     In January 1992, KyF Chile agreed to guarantee certain liabilities of Inversiones y Rentas Quebrada Honda S.A. ("IRQH"), whose shareholders are Mr. Vilensky's brother and sister-in-law. Such liabilities are due to Banestado Leasing S.A. in connection with certain lease obligations. As of the Effective Date, the Company estimates that the current remaining obligations of IRQH are approximately $60,000.

     In August 1992, KyF Chile agreed to guaranty all liabilities of Comercial Submarine Chile Limitada ("Submarine"), whose shareholder is Mr. Vilensky's brother, that are due to Leasing Banestado in connection with certain lease obligations. As of the Effective Date, the Company estimates that the current remaining obligations of Submarine are approximately $83,000.

     Mr. Vilensky owns a 50% interest in Ann Arbor Foods S.A. ("Ann Arbor"), which owns fifteen (15) Domino's Pizza restaurants in Chile. Within 18 months from the Effective Date, Mr. Vilensky has agreed to resign as an officer and director in Ann Arbor and to divest himself of all interest in these franchises.

     On October 3, 1997, the Company entered into a loan agreement with Kyoto whereby Kyoto loaned the Company the principal sum of $279,095, at an interest rate of 9% per annum. The proceeds from this loan were used for working capital. On November 6, 1997, the Company entered into a loan agreement with Kyoto whereby Kyoto loaned the Company the principal sum of $400,000 at an interest rate of 7.8% per annum. These funds were used to reduce the amount of back royalties due to KFCIH. The Company has agreed to repay the $400,000 loan (plus accrued interest) from the proceeds of this Offering. The remaining loan in the principal amount of $279,095 (plus accrued interest) shall be repaid from the Company's operations by the end of 1998 in accordance with the terms of the promissory note. This transaction was approved by the sole shareholder of the Company at the time of the transaction.


     On April 30, 1997, KyF Chile sold its office facility in Santiago, Chile to Imobiliaria KilKil S.A. ("IKK"), whose shareholders include IHSA (99%) and Mr. Vilensky (1%). In consideration for the payment price of $577,574, IKK issued to KyF Chile a promissory note (the "Note") for the total amount due, and in turn, KyF Chile transferred the Note to its principal shareholder, Kyoto. Of the total amount due, $303,191 was paid in the form of dividends to Kyoto for 1996 and $274,383 has been used to satisfy a loan obligation due by KyF Chile to Kyoto in connection with the remodelling of two of the Company's KFC/registered trademark/ restaurants. On May 1, 1997, KyF Chile entered into a ten year lease agreement with IKK, at a rate of $9,050 per month, plus common area maintenance and general expenses of $1,100 per month. See "Business--Properties."


     Upon the Effective Date, the Company will enter into a two year lease, which lease may be renewed for an additional term of two years, with AEFC to use a portion of AEFC's facilities in Boca Raton, Florida, for the Company's corporate U.S. offices. David Mayer, a Director of USC, is the sole shareholder, officer and director of AEFC. The annual lease amount will be $10,000 payable quarterly or as otherwise agreed upon between the parties. The Company believes these terms were negotiated on an arm's length basis and such terms are competitive with the going rates. This transaction was approved by the sole shareholder of the Company at the time of the transaction.

     Upon the Effective Date, the Company will also enter into a one year agreement with AEFC to provide certain services to the Company including acting as the U.S. liaison for the Company. In consideration for these services, AEFC will receive $20,000 annually, payable in quarterly installments. This transaction was approved by the sole shareholder of the Company at the time of the transaction.

     As of the Effective Date, KyF Chile will enter into a ten year agreement with David Mayer, a Director of USC, whereby Mr. Mayer shall perform certain services for the Company, including advising in the preparation and implementation of the Company's business plan, research, evaluation and negotiations with strategic partners and alternative sources of credit and financial opportunities, assisting in conducting market surveys, assisting in shareholder and investor relations, assisting in the preparation of reports to shareholders and investors, and acting as the U.S. liaison to KFCIH and to U.S. vendors. In consideration for these services, Mr. Mayer receives an annual fee of approximately $35,000.00, or as otherwise agreed upon by the parties, commencing as of the Effective Date. This transaction was approved by the sole shareholder of the Company at the time of the transaction.


     The Company believes that all transactions between the Company and its officers, shareholders and each of their affiliated companies have been made on terms no less favorable to the Company than those available from unaffiliated parties. In the future, the Company intends to handle transactions of a similar nature on terms no less favorable to the Company than those available from unaffiliated parties. In addition, any forgiveness of loans will be approved by a majority of the Company's independent directors who do not have an interest in the transaction and who have access, at the Company's expense, to the Company's counsel or independent counsel.

                               BRIDGE FINANCING

     Between January and March 1998, the Company received loans in the aggregate amount of $150,000 from an unrelated third party accredited investor. This loan is evidenced by promissory notes bearing interest at 8 1/2% per year. The Company is obligated to repay this loan on the earlier of (i) the closing of this Offering or (ii) January 1, 2000. As additional consideration, the investor received an aggregate of 30,000 shares of Class A Common Stock.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the Common Stock beneficially owned as of the date of this Prospectus (i) by each person who is known by USC to own beneficially 5% or more of the Common Stock; (ii) by each of USC's executive officers, directors and director nominees; and (iii) by all executive officers, directors and director nominees of USC as a group. Unless otherwise set forth, the mailing addresses for the individuals named below is Carmencita #23, Office 102, Santiago, Chile.

                                                                          OWNERSHIP                      VOTING
                                           NUMBER OF SHARES               PERCENTAGE                   PERCENTAGE
                                            OF COMMON STOCK     ------------------------------ --------------------------
                                          BENEFICIALLY OWNED
                                              BEFORE AND            BEFORE          AFTER        BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER        AFTER OFFERING       OFFERING(1)   OFFERING(1)(2)   OFFERING   OFFERING(1)(2)
-------------------------------------- ------------------------ ------------- ---------------- ---------- ---------------
Ricardo Vilensky .....................         1,400,000(3)(4)       97.9%          49.5%(5)       99.8%        90.7%
Mauricio Aguirre .....................               -0-              -0-            -0-            -0-          -0-
Juan Carlos Cerda ....................               -0-              -0-            -0-            -0-          -0-
Avram Fritch .........................               -0-              -0-            -0-            -0-          -0-
David Mayer(6) .......................               -0-              -0-            -0-            -0-          -0-
Sergio Vivanco .......................               -0-              -0-            -0-            -0-          -0-
Inversiones e Inmobiliaria
  Kyoto Limitada .....................         1,399,900(7)          97.9%          49.5%          99.8%        90.7%
All executive officers and directors
  as a group (6 persons) .............         1,400,000(8)          97.9%          49.5%          99.8%        90.7%

----------------
(1) Assumes no exercise of the Over-Allotment Option. See "Underwriting."

(2) Does not give effect to the issuance or exercise of Warrants offered hereby.

(3) Represents 1,400,000 shares of Class B Common Stock that have 10 votes for each share of Class B Common Stock held. See "Description of Securities."

(4) Includes 1,399,900 shares of Class B Common Stock issued to Kyoto in connection with the Stock Purchases. See Note 1 to "Notes to Financial Statements." Kyoto is owned and controlled by Mr. Vilensky. See "Certain Relationships and Related Transactions." The remaining 100 shares of Class B Common Stock were issued to Mr. Vilensky as founder's shares.

(5) While the shares held by Mr. Vilensky, directly or indirectly, will represent 49.5% of the outstanding Common Stock issued, they will represent an approximately 90.7% voting interest in the Company, since holders of Class B Common Stock are entitled to 10 votes for each share of Class B Common Stock held.

(6) Mr. Mayer's address is 1900 Glades Road, Suite 351, Boca Raton, Florida
    33301.

(7) Represents 1,399,900 shares of Class B Common Stock that have 10 votes for each share of Class B Common Stock held. Kyoto is owned and controlled by Mr. Vilensky. See "Certain Relationships and Related Transactions."

(8) Includes 1,399,900 shares of Class B Common Stock issued to Kyoto in connection with the Stock Purchases.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is currently authorized to issue up to 30,000,000 shares of Common Stock, of which 20,000,000 shares are designated as Class A Common Stock and 2,000,000 shares are designated as Class B Common Stock. As of the Effective Date, there were (i) 30,000 shares of Class A Common Stock outstanding, and (ii) 1,400,000 shares of Class B Common Stock outstanding. The Company has also reserved up to an aggregate of 200,000 shares of Class A Common Stock pursuant to its Plan.

     Upon liquidation, dissolution or winding up of the Company, after payment of creditors and holders of any senior securities of the Company, including preferred stock, as applicable, the assets of the Company will be divided pro rata on a per share basis among the holders of the shares of Common Stock. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are, and the shares of Class A Common Stock offered hereby will be, upon completion of this Offering, fully paid and non-assessable.

     Subject to (i) the dividend rights of the holders of any other class of common stock or preferred stock, if applicable, and (ii) as a condition of the Franchise Agreement, the approval of KFCIH, holders of shares of Common Stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds legally available therefor. USC has never paid dividends on any class of Common Stock since its formation in November 1997. However, KyF Chile has previously paid dividends to its shareholders. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  CLASS A COMMON STOCK AND CLASS B COMMON STOCK

     Holders of shares of Class A Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders. Holders of shares of Class B Common Stock are entitled to ten (10) votes per for each share of Class B Common Stock on all matters to be voted on by the shareholders. Neither holders of Class A Common Stock nor Class B Common Stock have cumulative voting rights. Accordingly, the holders of more than 50% of the voting rights for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any directors. Following this Offering, management will have the ability to vote 1,400,000 shares of Class B Common Stock or approximately 90.97% of the votes of the Company, without giving effect to the exercise of the Over-Allotment Option or the Representative's Warrants. The Bylaws of the Company require that only a majority of the issued and outstanding voting shares of Common Stock need be represented to constitute a quorum and to transact business at a shareholders' meeting.

     Subject to the approval of KFCIH, as a condition of the Franchise Agreement, holders of Class B Common Stock have the right to (1) transfer or sell shares of Class B Common Stock, and/or (2) convert shares of Class B Common Stock into shares of Class A Common Stock on a "one share for one share" basis, provided that any shares so converted (but not sold or transferred) will only be entitled to one vote per share. Any persons acquiring shares of Class B Common Stock in a private transaction, either by means of a transfer or sale, shall be entitled to ten votes for each one share of Class B Common Stock held. See "Business-Franchise Agreement with KFCIH" and "Underwriting." Each certificate representing shares of Class B Common Stock contains a legend setting for the restrictions imposed by and KFCIH. See "Class A Voting Common Stock."

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 5,000,000 shares, par value $.0001, of the Company's preferred stock and to fix the dividend, liquidation, conversion, redemption and other rights, preferences and limitations of such shares without any further vote or action of the shareholders.

WARRANTS

     The Warrants will be issued in registered form pursuant to an agreement dated as of the Effective Date (the "Warrant Agreement"), between the Company and American Securities Transfer and Trust, Inc. as Warrant Agent. The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement. A form of the certificate representing the Warrants which form a part of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     Each of the Warrants entitles the registered holder to purchase one share of Class A Common Stock. The Warrants are exercisable at a price of $6.00 (which exercise price has been arbitrarily determined by the Company and the Representative) subject to certain adjustments. The Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Class A Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

     The Warrants may be exercised, in whole or in part, for a period of five
(5) years from the Effective Date, unless such period is extended by the Company. After the expiration date, Warrant holders shall have no further rights.

     Warrant holders do not have any voting or any other rights as shareholders of the Company. The Warrants will not be redeemable for a period of twelve (12) months following the Effective Date, at which time the Warrants may be redeemed by the Company for $0.25 per Warrant on not less than thirty (30) days prior written notice, subject to exercise by the Warrant holder, if the closing bid price for the Class A Common Stock has been at least $7.00 per share for thirty
(30) consecutive trading days. If the Company exercises its right to redeem Warrants, such Warrants may still be exercised by the holder thereof until the close of business on the day immediately preceding the date fixed for redemption. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the redemption price. The foregoing notwithstanding, the Company may not redeem the Warrants at any time that a current registration statement under the Act covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not then in effect. Additionally, the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Warrants prior to the exercise of such Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Section 10(a)(3) of the Act. See "Risk Factors--Current Prospectus and State Blue Sky Registration Required to Exercise Warrants."

CERTAIN FLORIDA LEGISLATION

     Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The provisions of Florida corporate law relating to control share acquisitions (the "Florida Control Share Act") generally provide that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of a corporation's disinterested shareholders. The provisions of the Florida Control Share Act apply to the Company. The provisions of Florida corporate law relating to affiliated transactions (the "Florida Affiliated Transactions Act") generally require super majority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). The provisions of the Florida Affiliated Transactions Act do not apply to the Company because it has opted out of such act. The Company's Articles of Incorporation and Bylaws also authorize the Company to indemnify the Company's directors, officers, employees and agents. See "Management--Indemnification of Officers and Directors." In addition, the Articles of Incorporation and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct. See "Management--Limitation of Liability."

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION, BYLAWS, AND THE FRANCHISE AGREEMENT

     Certain provisions of the Articles of Incorporation and Bylaws of USC and the Franchise Agreement described below may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. Such provisions could result in the Company being less attractive to a potential acquiror or in shareholders receiving less for their shares in the event of a take-over attempt.

     CLASS B COMMON STOCK.

     Holders of Class B Common Stock are entitled to ten (10) votes for each share of Class B Common Stock held. Upon the Effective Date, Ricardo Vilensky will own or control, directly or indirectly, approximately 49.5% of the Common Stock and will have the right to cast 90.7% of the votes. The Class B Common Stock could be utilized under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

     PREFERRED SHARES

     The Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or the rights of the holders of Common Stock. In the event of issuance, the preferred stock could be utilized under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities--Preferred Stock"

     SPECIAL MEETING OF SHAREHOLDERS.

     The Articles of Incorporation and Bylaws of USC provide that special meetings of shareholders of the Company may be called only by a majority of the Board of Directors, the Company's Chief Executive Officer or holders of not less than ten percent (10%) of the Company's outstanding voting stock.

     FRANCHISE AGREEMENT

     Pursuant to the Franchise Agreement, KFCIH's consent is required for certain transfers or issuances by the Company of its equity securities or the transfer or issuance to third parties of any Class B Common Stock owned or controlled, directly or indirectly, by Mr. Vilensky. Additionally, transfers that result in a change of control of the Company in connection with a public tender offer require KFCIH's consent. If KFCIH's consent is not obtained in connection with any such transactions including in connection with a public offering, KFCIH could terminate its Franchise Agreement with the Company, which would have a material adverse effect on the Company's financial condition and results of operations. See "Business--Franchise Agreement with KFCIH."

     Pursuant to the Franchise Agreement, unless KFCIH approves otherwise, at all times Mr. Vilensky must maintain a majority voting interest and a 30% ownership interest in the Company. Any transactions which reduce Mr. Vilensky's ownership interest without KFCIH's approval could terminate the Franchise Agreement and the Development Agreement, including the Company's right to use the KFC/registered trademark/ concept. See "Risk Factors--Control by Management; KFCIH Restrictions" and "Business--Franchise Agreement with KFCIH."

TRANSFER AGENT AND REGISTRAR

     The transfer agent, warrant agent, and registrar for the Class A Common Stock and the Warrants is American Securities Transfer & Trust, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202-1817 (303) 298-5370.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of this Offering, the Company will have 1,430,000 shares of Class A Common Stock outstanding (1,640,000 shares if the Over-Allotment Option is exercised in full but without giving effect to the exercise of the Warrants) and 1,400,000 shares of Class B Common Stock outstanding, of which 30,000 shares of Class A Common Stock and all of the Class B Common Stock outstanding are "restricted securities" as such term is defined under the Act.

     The 1,400,000 shares of Class A Common Stock sold in this Offering (1,610,000 shares if the Over-Allotment Option is exercised in full) will be freely tradeable without restriction or further registration under the Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company), which shares will be subject to the resale limitations of Rule 144 under the Act. An additional 1,400,000 shares of Class A Common Stock have been registered (1,610,000 shares if the Over-Allotment Option is exercised in full) and reserved for issuance upon exercise of the Warrants.

     In general, Rule 144 permits a shareholder of the Company who has beneficially owned restricted shares of any class of Common Stock for at least one year to sell without registration, within a three-month period, such number of shares not exceeding the greater of one percent of the then outstanding shares of any class of Common Stock or, generally, the average weekly trading volume during the four calendar weeks preceding the sale, assuming compliance by the Company with certain reporting requirements of Rule 144. Furthermore, if the restricted shares of any class of Common Stock is held for at least two years by a person not affiliated with the Company (in general, a person who is not an executive officer, director or principal shareholder of the Company during the three month period prior to resale), such restricted shares can be sold without any volume limitation. The 30,000 shares of Class A Common Stock issued on March 12, 1998, will not be eligible to be resold until March 11, 1999, subject to the lock-up provisions described below. Any sales of shares pursuant to Rule 144 may have a depressive effect on the price of the Class A Common Stock.


     Notwithstanding the foregoing, all of the holders of Common Stock prior to the closing of this Offering (including Kyoto, who will purchase 1,399,900 shares of Class B Common Stock of USC as of the Effective Date) have agreed not to, directly or indirectly, offer to sell, contract to sell, sell, transfer, assign, encumber, grant an option to purchase or otherwise dispose of any beneficial interest in such securities for a period of 24 months from the date hereof (with the exception of 30,000 shares of Class A Common Stock issued in connection with the Bridge Financing, which are subject only to a six month lock-up period that is not subject to early termination), without the prior written consent of the Representative. An appropriate legend referring to these restrictions will be marked on the face of the certificates representing all such securities.

                                 UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representative, Werbel-Roth Securities, Inc., have severally agreed to purchase from the Company and the Company has agreed to sell to the such Underwriters, the respective number of shares of Class A Common Stock and Warrants set forth opposite their respective names at the initial public offering price, less the underwriting discounts set forth on the cover page of this Prospectus:


UNDERWRITERS                                  NUMBER OF SHARES     NUMBER OF WARRANTS
------------                                 ------------------   -------------------
   Werbel-Roth Securities, Inc. ..........
   Total .................................          1,400,000              1,400,000
                                                    =========              =========

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Class A Common Stock and the Warrants are subject to approval of certain legal matters by counsel to the Underwriter and to certain other conditions precedent. The Underwriters are obligated to purchase all shares of Common Stock and the Warrants hereby (other than those covered by the Over-Allotment Option described below), if any such shares are purchased.


     The Company has been advised by the Representative that the Underwriters propose initially to offer the shares of Common Stock and Warrants to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at a price which represents a concession not in excess of $0.25 per share of Class A Common Stock below the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share of Class A Common Stock to certain other domestic dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") and which domestic dealers agree to sell the Securities in conformity with the NASD Conduct Rules. After the initial offering of the Securities to the public, the price to the public and such concessions may change based upon market conditions. The Representative has advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority in excess of 1% of the Securities offered hereby.


     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate short sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids for and purchases of the Securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Securities in the open market in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Securities originally sold by such syndicate member is purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.

     The Underwriters and dealers may engage in passive market making transactions in the Class A Common Stock in accordance with Rule 103 of Regulation M under the Exchange Act. In general, a passive market maker may not bid for, or purchase, the Class A Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker may not exceed 30% of its average daily trading volume in the Class A Common Stock during a specified two month period, or 200 shares, whichever is greater. A passive market maker must identify market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Class A Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.


     At the closing of the sale of the Securities being offered hereby, the Company will sell to the Representative, the Representative's Warrants, for nominal consideration, entitling the Representative to purchase an aggregate of 140,000 shares of Class A Common Stock and 140,000 warrants, similar but not identical to the Warrants. The Representative's Warrants shall be restricted from sale, transfer, pledge, assignment or hypothecation (other than to officers or partners of the Representative and members of the selling group and/or their officers and partners) for a period of one year from the Effective Date. The Representative's Warrants shall contain anti-dilution provisions and shall not be redeemable. The Representative's Warrants will be exercisable for a period of four years commencing one year following the Effective Date and, if the Representative's Warrants are not exercised during such period, they shall, by their own terms, automatically expire. The exercise price of each Representative Warrant shall be $8.25 per share of Class A Common Stock, $.20625 per warrant, and $9.90 per share of Class A Common Stock for each share underlying the warrant, which are 165% of the public offering price of the Class A Common Stock, the Warrants and the shares of Class A Common Stock underlying the Warrants, respectively. In addition, the Company has agreed to register under Federal and States securities laws, the Representative's Warrants and the securities underlying the Representative's Warrants.


     In addition to the above, the Company has granted to the Representative an option exercisable for 45 days from the Effective Date, to purchase up to an additional 210,000 shares of Class A Common Stock and an additional 210,000 Warrants at the initial public offering price, less the underwriting discount set forth on the cover page of this Prospectus (the "Over-Allotment Option"). The Underwriters (or the Representative individually at its option) may exercise this option solely to cover over-allotments in the sale of the Securities being offered by this Prospectus.

     Prior to this Offering, there has been no public market for the Securities and there can be no assurances that an active public market for the Securities will be developed or, if developed, sustained after this Offering. The initial public offering price of the Class A Common Stock offered hereby and the exercise price and terms of the Warrants has been arbitrarily determined by negotiations between the Company and the Representative and may bear no relationship to the Company's current earnings, book value, net worth or other established valuation criteria. The factors considered in determining the initial public offering prices included an evaluation by management of the Company and the Representative of the history of and prospects for the industry in which the Company competes, an assessment of management, the prospects of the Company, its capital structure, and certain other factors deemed relevant. The initial public offering prices do not necessarily bear any relationship to the Company's assets, book value, earnings or other established criterion of value. Such prices are subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the shares of Class A Common Stock and/or Warrants will develop after the close of the public offering, or if a public market in fact develops, that such public market will be sustained, or that the shares of Class A Common Stock and/or Warrants can be resold at any time at the initial public offering prices or any other prices. See "Risk Factors."

     The Company has agreed to pay the Underwriters a commission of ten percent (10%) of the gross proceeds of this Offering, including the gross proceeds from the sale of the Over-Allotment Option, if exercised. The Company has also agreed to reimburse the Representative on a non-accountable basis for their expenses in the amount of three (3%) of the gross proceeds of this Offering, including proceeds from any Securities purchased pursuant to the Over-Allotment Option. The Representative's expenses in excess of the non-accountable expense allowance will be paid by the Representative. To the extent that the expenses of the Representative are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to the Representative.

     The Company has agreed to engage the Representative as a consultant for a period of three (3) years from the closing of this Offering, at a fee of $105,000, all of which is payable to the Representative on the Effective Date.

     The Company has agreed to indemnify the Underwriters against any costs or liabilities incurred by the Representative by reasons of misstatements or omissions to state material facts in connection with statements made in the Registration Statement or the Prospectus. The Representative has, in turn agreed to indemnify the Company against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the Prospectus, based on information relating to the Representative and furnished in writing by the Representative. To the extent that this indemnification may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Commission, such indemnification is contrary to public policy and therefore unenforceable.


     Commencing on the Effective Date, shares of Common Stock held immediately prior to the Effective Date by the Company's existing shareholders are subject to a 24-month lock-up period, which is subject to early termination at the sole discretion of the Representative (with the exception of 30,000 shares of Class A Common Stock issued in connection with a Bridge Financing in the principal amount of $150,000, which are subject only to a six month lock-up period that is not subject to early termination. See "Bridge Financing"). An appropriate legend referring to these restrictions will be marked on the face of the certificates representing all such securities. Moreover, for a period of two years from the Effective Date, the Company will not sell or otherwise dispose of any Common Stock without the prior written consent of the Representative.


     The Representative of the Underwriters shall have the right to designate a member of the Board of Directors, or at the Representative's option, to designate one individual to attend the meetings of the Company's Board of Directors for a period of five years after the Effective Date. The Representative does not intend to exercise this right in the near future.

     The foregoing is a summary of the principal terms of the agreement described above and does not purport to be complete. Reference is made to the Underwriting Agreement which is filed as an exhibit to the Registration Statement. See "Additional Information."

                                 LEGAL MATTERS

     Legal matters in connection with the Class A Common Stock and the Warrants being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Fort Lauderdale, Florida. The Company is being represented as to matters of Chilean law by the law firm of Abud, Vivanco and Vergara. Certain legal matters will be passed upon for the Underwriters by Holland and Knight LLP, Fort Lauderdale, Florida.

                                    EXPERTS

     The balance sheets of USC and its subsidiary, KyF Chile, as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended, included in this Prospectus have been so included in reliance upon the report of Spear, Safer, Harmon & Co., P.A., independent accountants, given on authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement in Washington, D.C., on Form SB-2 under the Act, with respect to the securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete, and in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference. The Registration Statement, including exhibits, may be inspected without charge at the principal reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such materials can be obtained from the Public Reference Section of the Commission at its principal office in Washington, D.C. set forth above upon payment of prescribed fees. Additionally, the Commission maintains a Web sit that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission and the address of such site is (http://www.sec.gov).

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company may from time to time deem appropriate or as may be required by law.

                            UNISERVICE CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                                           PAGE

                                                                          -----
Independent Auditors' Report ..........................................    F-2
Supplemental Consolidated Balance Sheets ..............................    F-3
Supplemental Consolidated Statements of Income ........................    F-4
Supplemental Consolidated Statements of Stockholders' Equity ..........    F-5
Supplemental Consolidated Statements of Cash Flows ....................    F-6
Notes to Supplemental Consolidated Financial Statements ...............    F-7

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Uniservice Corporation
Boca Raton, Florida

     We have audited the accompanying supplemental consolidated balance sheets of Uniservice Corporation (the "Company") as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, stockholders' equity and cash flows for the years then ended. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the supplemental consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the supplemental consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The supplemental consolidated financial statements give retroactive effect to the tax free exchange of shares between the Company and Inversiones e Inmobiliaria Kyoto, S.A., which will be effectuated at the time of the closing of a public offering of the Company's stock, which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles prescribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation as if the business combination occurred for the periods presented. In addition, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business are issued.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uniservice Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

SPEAR, SAFER, HARMON & CO.

Miami, Florida
February 4, 1998

                            UNISERVICE CORPORATION

                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                                     DECEMBER 31,
                                                                               MARCH 31,     -----------------------------
                                                                                 1998             1997            1996
                                                                            --------------   -------------   -------------
                                                                              (UNAUDITED)
                              ASSETS
Current Assets:
 Cash and cash equivalents ..............................................     $  545,240      $  647,549      $  142,775
 Accounts receivable, net ...............................................        374,761         373,946         585,932
 Due from related party (Note 14) .......................................        108,295         148,000              --
 Other receivables (Note 2) .............................................        159,148         115,195         137,788
 Inventory ..............................................................        452,462         515,563         307,056
 Income taxes receivable (Note 3) .......................................        146,029         145,435         228,374
 Offering costs .........................................................        138,398         118,311              --
 Other current assets (Note 4) ..........................................        188,820         114,723         182,310
                                                                              ----------      ----------      ----------
   Total Current Assets .................................................      2,113,153       2,178,722       1,584,235
                                                                              ----------      ----------      ----------
Property and Equipment, net (Note 5) ....................................      6,275,468       6,468,247       6,661,711
                                                                              ----------      ----------      ----------
Other Assets:
 Intangibles, net (Note 6) ..............................................        135,767         139,404         138,937
 Deposits (Note 7) ......................................................        462,810         473,259         393,239
                                                                              ----------      ----------      ----------
   Total Other Assets ...................................................        598,577         612,663         532,176
                                                                              ----------      ----------      ----------
                                                                              $8,987,198      $9,259,632      $8,778,122
                                                                              ==========      ==========      ==========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable .......................................................     $1,277,092      $1,300,659      $1,506,725
 Obligations with banks: (Note 9)
  Lines-of-credit .......................................................             --          81,117         782,788
  Current portion .......................................................        156,085         319,249         377,478
 Notes payable (Note 10) ................................................         43,901          70,206         657,152
 Bridge loan payable (Note 17) ..........................................        150,000              --              --
 Sales tax and withholdings .............................................        186,858         163,761         125,921
 Accrued expenses and other current liabilities (Note 8) ................        754,384         843,988         701,944
 Current portion of capital lease obligations (Note 11) .................        130,392         190,347         287,443
 Deferred revenue (Note 12) .............................................        196,715         239,335         395,739
                                                                              ----------      ----------      ----------
   Total Current Liabilities ............................................      2,895,427       3,208,662       4,835,190
                                                                              ----------      ----------      ----------
Long-Term Liabilities:
 Obligations with banks, excluding current portion (Note 9) .............      1,261,317       1,331,733         601,048
 Due to related party (Note 15) .........................................        656,667         679,095              --
 Capital lease obligations, excluding current portion (Note 11) .........        811,784         864,583       1,042,133
                                                                              ----------      ----------      ----------
   Total Long-Term Liabilities ..........................................      2,729,768       2,875,411       1,643,181
                                                                              ----------      ----------      ----------
Stockholders' Equity: (Note 13)
 Class A common stock, $.0001 par value; 20,000,000 shares authorized; 30,000,
   -0-, -0- issued and outstanding at
   March 31, 1998, December 31, 1997 and 1996 respectively ..............              3              --              --
 Class B common stock, $.0001 par value; 2,000,000 shares
   authorized; 1,400,000 shares issued and outstanding at
   March 31, 1998, December 31, 1997 and 1996 ...........................            140             140             140
 Preferred stock, $.0001 par value; 5,000,000 shares authorized;
   no shares issued and outstanding .....................................             --              --              --
 Additional paid-in capital .............................................      3,355,259       3,287,762       2,963,476
 Retained earnings (deficit) ............................................        308,802          93,176        (574,520)
 Cumulative translation adjustment ......................................       (302,201)       (205,519)        (89,345)
                                                                              ----------      ----------      ----------
   Total Stockholders' Equity ...........................................      3,362,003       3,175,559       2,299,751
                                                                              ----------      ----------      ----------
                                                                              $8,987,198      $9,259,632      $8,778,122
                                                                              ==========      ==========      ==========

              The accompanying notes are an integral part of these
                 supplemental consolidated financial statements.

                            UNISERVICE CORPORATION

                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                    THREE MONTHS ENDED                   YEARS ENDED
                                                        MARCH 31,                       DECEMBER 31,
                                              ------------------------------   -------------------------------
                                                   1998            1997             1997             1996
                                              -------------   --------------   --------------   --------------
                                               (UNAUDITED)      (UNAUDITED)
Revenues ..................................    $3,452,964       $3,244,952      $14,562,157      $11,706,398
Cost of Operations ........................     1,426,381        1,407,202        5,909,803        4,534,762
                                               ----------       ----------      -----------      -----------
Gross Profit ..............................     2,026,583        1,837,750        8,652,354        7,171,636
                                               ----------       ----------      -----------      -----------
Selling and Administrative Expenses:
 Payroll and employee benefits ............       543,096          446,783        2,776,949        2,483,571
 Occupancy ................................       475,611          462,415        1,708,515        1,425,190
 Other selling and administrative .........       874,727          875,708        3,331,665        2,789,574
                                               ----------       ----------      -----------      -----------
                                                1,893,434        1,784,906        7,817,129        6,698,335
                                               ----------       ----------      -----------      -----------
Income from Operations ....................       133,149           52,844          835,225          473,301
Other Income (Expenses):
 Other, net (Note 14) .....................       115,332          133,264          759,770          477,081
 Interest expense .........................       (32,855)         (77,914)        (281,046)        (415,940)
                                               ----------       ----------      -----------      -----------
                                                   82,477           55,350          478,724           61,141
                                               ----------       ----------      -----------      -----------
Net Income ................................    $  215,626          108,194      $ 1,313,949      $   534,442
                                               ==========       ==========      ===========      ===========
Net Income Per Common Share ...............    $     0.15       $     0.08      $      0.94      $      0.38
                                               ==========       ==========      ===========      ===========
Weighted Average Common Shares
 Outstanding ..............................     1,410,000        1,400,000        1,400,000        1,400,000
                                               ==========       ==========      ===========      ===========

              The accompanying notes are an integral part of these
                 supplemental consolidated financial statements.

                            UNISERVICE CORPORATION

         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       CLASS A     CLASS B     ADDITIONAL        RETAINED        CUMULATIVE         TOTAL
                                        COMMON      COMMON       PAID-IN         EARNINGS       TRANSLATION     STOCKHOLDERS'
                                        STOCK       STOCK        CAPITAL        (DEFICIT)        ADJUSTMENT        EQUITY
                                      ---------   ---------   ------------   ---------------   -------------   --------------
Balance at
  December 31, 1995 ...............      $ --        $140     $2,963,476       $  (969,053)     $    4,765       $1,999,328
Net income ........................        --          --             --           534,442              --          534,442
Dividends to stockholders .........        --          --             --          (139,909)             --         (139,909)
Translation adjustment ............        --          --                               --         (94,110)         (94,110)
                                         ----        ----     ----------       -----------      ----------       ----------
Balance at
  December 31, 1996 ...............        --         140      2,963,476          (574,520)        (89,345)       2,299,751
Dividends reinvested ..............        --          --        324,286          (324,286)             --               --
Net income ........................        --          --             --         1,313,949              --        1,313,949
Dividends to stockholders .........        --          --             --          (321,967)             --         (321,967)
Translation adjustment ............        --          --             --                --        (116,174)        (116,174)
                                         ----        ----     ----------       -----------      ----------       ----------
Balance at
  December 31, 1997 ...............        --         140      3,287,762            93,176        (205,519)       3,175,559
Net income (unaudited) ............        --          --             --           215,626              --          215,626
Class A Common stock
  issued in connection with
  bridge loan .....................         3          --         67,497                --              --           67,500
Translation adjustment
  (unaudited) .....................        --          --             --                --         (96,682)         (96,682)
                                         ----        ----     ----------       -----------      ----------       ----------
Balance at March 31, 1998
  (unaudited) .....................      $  3        $140     $3,355,259       $   308,802      $ (302,201)      $3,362,003
                                         ====        ====     ==========       ===========      ==========       ==========

              The accompanying notes are an integral part of these
                 supplemental consolidated financial statements.

                            UNISERVICE CORPORATION

              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      THREE MONTHS ENDED                  YEARS ENDED
                                                                          MARCH 31,                      DECEMBER 31,
                                                                ------------------------------   -----------------------------
                                                                     1998            1997             1997            1996
                                                                -------------   --------------   -------------   -------------
                                                                 (UNAUDITED)      (UNAUDITED)
Cash Flows from Operating Activities:
Net income ..................................................    $  215,626       $  108,194      $1,313,949      $  534,442
 Adjustments to reconcile net income to net cash provided by (used in) operating activities:
  Depreciation and amortization .............................       197,128          115,635         715,555         546,775
  Deferred income taxes .....................................           889             (878)         (1,156)          1,587
  Loss on sale of building ..................................            --               --           7,852              --
  Translation adjustment ....................................       (96,682)          55,151        (116,174)        (94,110)
  Changes in assets and liabilities:
   Decrease (increase) in:
    Accounts receivable, net ................................          (815)         227,844         211,986        (279,741)
    Other receivables .......................................       (43,953)        (311,765)         22,593         (23,797)
    Inventory ...............................................        63,101          (26,612)       (208,507)        324,601
    Income taxes receivable .................................          (594)        (251,742)         82,939        (160,900)
    Offering costs ..........................................       (20,087)              --        (118,311)             --
    Other current assets ....................................        (7,486)          66,756          68,743         148,095
    Intangibles .............................................          (712)          (3,442)         (4,199)         (3,329)
    Deposits ................................................        10,449           (9,374)        (80,020)        (33,808)
   Increase (decrease) in:
    Accounts payable ........................................       (23,567)        (223,746)       (206,066)       (236,154)
    Sales tax and withholdings ..............................        23,097           33,512          37,840         (10,092)
    Accrued expenses and other current liabilities ..........       (89,604)         129,923         142,044         296,953
    Deferred revenue ........................................       (42,620)         (28,298)       (156,404)       (172,553)
                                                                 ----------       ----------      ----------      ----------
Net Cash Provided by (Used In) Operating Activities .........       184,170         (118,842)      1,712,664         837,969
                                                                 ----------       ----------      ----------      ----------
Cash Flows from Investing Activities:
 Acquisition of property and equipment ......................            --         (276,514)       (448,507)       (783,240)
                                                                 ----------       ----------      ----------      ----------
Cash Flows from Financing Activities:
 Repayment of notes payable to banks ........................    $  (26,305)      $ (368,385)     $ (586,946)     $  196,286
 Dividends paid .............................................            --          (17,134)       (321,967)       (139,909)
 Proceeds from bridge loan ..................................       150,000               --              --              --
 Net proceeds (repayment) of lines-of-credit ................       (81,117)        (782,788)       (701,671)        415,894
 Net proceeds from related parties ..........................        17,277          481,477         531,095              --
 Payments on capital lease obligations ......................      (112,754)         (11,073)       (352,350)       (278,614)
 Proceeds from long-term debt ...............................            --        1,226,033       1,353,883         501,817
 Repayment of long-term debt ................................      (233,580)              --        (681,427)       (801,236)
                                                                 ----------       ----------      ----------      ----------
Net Cash Provided by (Used in) Financing Activities .........      (286,479)         528,130        (759,383)       (105,762)
                                                                 ----------       ----------      ----------      ----------
Increase (Decrease) in Cash and Cash Equivalents ............      (102,309)         132,774         504,774         (51,033)
Cash and Cash Equivalents--Beginning of Period ..............       647,549          142,775         142,775         193,808
                                                                 ----------       ----------      ----------      ----------
Cash and Cash Equivalents--End of Period ....................    $  545,240       $  275,549      $  647,549      $  142,775
                                                                 ==========       ==========      ==========      ==========
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for interest ..................    $   32,855       $   77,914      $  274,371      $  415,940
Supplemental Disclosure of Non-Cash Financing Activities:
  Dividends reinvested ......................................            --               --         324,286              --
  Note received in exchange for sale of building ............            --               --         568,545              --
  Acquisition of property and equipment subject to
    capital lease ...........................................            --               --          77,704       1,190,010
  Issuance of Class A common stock in connection with
    bridge loan .............................................        67,500               --              --              --

              The accompanying notes are an integral part of these
                 supplemental consolidated financial statements.

                            UNISERVICE CORPORATION

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

              (UNAUDITED) WITH RESPECT TO MARCH 31, 1998 AND 1997

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION--Uniservice Corporation, (the "Company"), is a Florida corporation incorporated in November 1997 as a holding company to acquire Inversiones e Inmobiliaria Kyoto, S.A.'s ("Kyoto") 99.97% interest in Kentucky Foods Chile, S.A. ("KyF Chile" collectively, the "Company"). KyF Chile is in the fast food service business and presently operates 29 restaurants in the Santiago, Chile area pursuant to its international franchise agreement with Kentucky Fried Chicken International Holdings, Inc. ("KFCIH"), then a subsidiary of Pepsico, Inc. ("Pepsico") and currently an affiliate of Tricon Global Restaurants, Inc. ("Tricon").


     BASIS OF PRESENTATION--Subsequent to December 31, 1997, the Company agreed to acquire 99.7% of Kyoto's interest in KyF Chile in exchange for 1,399,900 shares of Class B common stock which will be effective as of the closing of the initial public offering of the Company's stock. In order to comply with Chilean law and the requirements of the Central Bank of Chile for foreign investments, two stock purchase agreements will be effectuated at the time of the closing of the initial public offering of the Company's stock whereby (i) Kyoto shall purchase 1,399,900 shares of Class B common stock for $2.2 million, and, (ii) the Company shall purchase Kyoto's 99.97% interest in Kentucky Foods Chile, S.A. for $2.2 million and Kyf Chile shall then become a majority owned (99.97%) subsidiary of the Company. The substance of this transaction is an exchange of shares between the Company and Kyoto which is accounted for by the pooling of interests. Generally accepted accounting principles prescribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation as if the business combination occurred for the periods presented. Accordingly, the supplemental consolidated financial statements for all periods presented have been prepared assuming the acquisition by the Company took place on January 1, 1996, that the Company was incorporated on that date, and the exchange of shares was effectuated at that time. Since the Company was not formed until November 1997, historical and proforma consolidating financial statements are not included herein because the assets, liabilities, revenues and expenses and net income of Uniservice Corporation are not material to the information presented.


     These financial statements will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

     FUNCTIONAL CURRENCY--The financial statements have been translated in accordance with the provisions set forth in Statement of Financial Accounting Standards No. 52, from Chilean pesos (the functional currency) into US dollars (the reporting currency).

     REVENUE RECOGNITION--Revenue is recognized at the point of sale of goods to its customers on a daily basis.

     CASH AND CASH EQUIVALENTS--Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have maturities of three months or less.

     ACCOUNTS RECEIVABLE--In Chile, it is customary to offer various sorts of coupons and coupon books to other corporations who provide meal services to their employees, as well as, for bonuses to its customers. The Company bills the various corporations, on a monthly basis, for coupons redeemed and

                            UNISERVICE CORPORATION

              (UNAUDITED) WITH RESPECT TO MARCH 31, 1998 AND 1997

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

recognizes income, accordingly. Approximately 8% of revenues generated were due from these coupon books. Included in accounts receivable are amounts due from the various corporations in connection to coupon redemptions. Historically, the Company has had very few non-remittance on its billings. As a result, the Company has provided an allowance for doubtful accounts of $-0-, $2,209 and $-0-as of March 31, 1998, December 31, 1997 and 1996, respectively.

     INVENTORY--Inventory consists primarily of fresh chicken, produce and restaurant supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

     OFFERING COSTS--Offering costs represent legal, accounting, and underwriting fees incurred in connection with a registration statement to be part of a public offering of the Company's shares (see Note 17).

     PROPERTY AND EQUIPMENT--Property and equipment are recorded at cost. Depreciation is provided on a straight-line method based on the estimated useful life of the asset ranging from three to ten years.

     INCOME TAXES--In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes SFAS 109 requires a change from the deferred method of accounting for income taxes prescribed by APB Opinion 11, to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     FOREIGN OPERATIONS--As the Company operates exclusively in Chile, one must be aware of the potential for both economic and political change in the business environment, different than that of the United States. The success of the Company depends on the success of the Chilean operations and a stable economic and political environment.

     EARNINGS PER COMMON SHARE--Earnings per common share are based on the weighted average number of shares outstanding of 1,400,000 for all periods presented, giving effect to common stock equivalents, none of which existed in the aforementioned periods.

     RECENT PRONOUNCEMENTS--The Financial Accounting Standards Board (FASB) has issued the following statements which are to be applied prospectively, #130--Reporting Comprehensive Income, #131--Disclosures About Segments of an Enterprise and Related Information and #132--Employer's Disclosures About Pensions and Other Retirement Benefits. Once effective, none of these pronouncements are expected to have a material impact on the financial statements of the Company.

     ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain

                            UNISERVICE CORPORATION

              (UNAUDITED) WITH RESPECT TO MARCH 31, 1998 AND 1997

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INTERIM FINANCIAL STATEMENTS--The accompanying interim unaudited supplemental consolidated financial information has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the supplemental consolidated financial position of the Company as of March 31, 1998, and the supplemental consolidated results of its operations and cash flows for the three months ended March 31, 1998 and 1997, have been included. The results of operations for such interim period are not necessarily indicative of the results for the full year.

NOTE 2--OTHER RECEIVABLES

     Other receivables consist of the following at December 31:

                                                                      DECEMBER 31,
                                                    MARCH 31,    -----------------------
                                                      1998          1997         1996
                                                  ------------   ----------   ----------
                                                   (UNAUDITED)
   Advances to vendors ........................     $107,330      $ 53,024     $ 28,945
   Advance payments for custom duties .........       27,378        23,622       23,678
   Travel and other sundry advances ...........       24,440        32,289       49,226
   Other ......................................           --         6,260       35,939
                                                    --------      --------     --------
                                                    $159,148      $115,195     $137,788
                                                    ========      ========     ========

NOTE 3--INCOME TAXES

     In Chile, the Company is subject to income taxes at a statutory rate of 15% of taxable income, as defined. For the years ended December 31, 1997 and 1996, the Company had no taxable income, due to various credits and incentives provided by the government of Chile. Therefore, no provision for income taxes were made. These government credits and incentives are not anticipated to continue in the future with the continued strong earnings previously reported and expected in the future. In addition, the Company made estimated income tax payments during those years and is due a refund.

                            UNISERVICE CORPORATION

              (UNAUDITED) WITH RESPECT TO MARCH 31, 1998 AND 1997

NOTE 3--INCOME TAXES--(CONTINUED)

     The following is a reconciliation of the statutory tax rates:

                                                                          YEARS ENDED
                                                       PERIOD ENDED      DECEMBER 31,
                                                        MARCH 31,     -------------------
                                                           1998         1997       1996
                                                      -------------   --------   --------
                                   (UNAUDITED)
   Statutory tax rate .............................         15%           15%        15%
   Credits and incentives from government .........        (15)          (15)       (15)
                                                           ---           ---        ---
   Effective tax rate .............................          0%            0%         0%
                                                           ===           ===        ===

     As mentioned above, while the Company has incurred no income taxes for the years ended December 31, 1997 and 1996, it has made monthly estimated tax payments which coupled with the aforementioned credits has yielded income tax recoverables. Following are the components of the income tax receivable balances at:

                                                                         DECEMBER 31,
                                                    MARCH 31,    -----------------------------
                                                      1998            1997            1996
                                                  ------------   -------------   -------------
                                                   (UNAUDITED)
   Balance at beginning of year ...............     $145,435      $  228,374      $  220,634
   Payments of estimated income taxes .........           --         125,941         163,767
   Credit for fixed asset purchases ...........           --              --          32,753
   Credit for educational expenses ............        3,303          16,576          20,705
   Refunds received ...........................           --        (228,374)       (220,634)
   Other, net .................................       (2,709)          2,918          11,149
                                                    --------      ----------      ----------
                                                    $146,029      $  145,435      $  228,374
                                                    ========      ==========      ==========

     The Company was not liable for U.S. income taxes for the years ended December 31, 1997 and December 31, 1996, because all earnings were generated by the Chilean subsidiary and no earnings were repatriated to the Company for these reporting periods. Therefore, no deferred tax assets or liabilities are attributable to these years other than those reported by the subsidiary in its regional operations.

                            UNISERVICE CORPORATION

              (UNAUDITED) WITH RESPECT TO MARCH 31, 1998 AND 1997

NOTE 4--OTHER CURRENT ASSETS

     Other current assets consist of the following:

                                                                   DECEMBER 31,
                                                 MARCH 31,    -----------------------
                                                   1998          1997         1996
                                               ------------   ----------   ----------
                                                (UNAUDITED)
   Deferred income taxes ...................     $ 33,695      $ 34,584     $ 35,740
   Prepaid expenses ........................       78,665        75,363       81,538
   Prepaid taxes other than income .........           --            --       60,581
   Bridge loan financing ...................       67,500            --           --
   Other ...................................        8,960         4,776        4,451
                                                 --------      --------     --------
                                                 $188,820      $114,723     $182,310
                                                 ========      ========     ========

     Deferred income taxes is due to a deferred tax asset. Deferred tax assets and liabilities are determined based on temporary differences between the financial carrying amounts and tax bases of assets and liabilities, principally depreciation, using enacted tax rates in effect.

NOTE 5--PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                                          DECEMBER 31,
                                                                 MARCH 31,      ---------------------------------
                                                                    1998              1997              1996
                                                              ---------------   ---------------   ---------------
                                                                (UNAUDITED)
   Furniture and fixtures .................................    $  4,592,757      $  4,592,757      $  3,698,163
   Office equipment and machinery .........................       1,832,859         1,832,859         1,842,381
   Capital leases .........................................       1,838,450         1,838,450         1,819,622
   Buildings ..............................................              --                --           506,007
   Land ...................................................              --                --            62,538
   Other ..................................................         184,598           184,598            47,153
   Construction in progress ...............................          45,559            45,559                --
                                                               ------------      ------------      ------------
                                                                  8,494,223         8,494,223         7,975,864
   Less accumulated depreciation and amortization .........      (2,218,755)       (2,025,976)       (1,314,153)
                                                               ------------      ------------      ------------
                                                               $  6,275,468      $  6,468,247      $  6,661,711
                                                               ============      ============      ============

     Depreciation and amortization expense was $197,128, $115,635, $711,823 and $546,775 for the three months ended March 31, 1998 and 1997 and the years ended December 31, 1997 and 1996, respectively.

                            UNISERVICE CORPORATION

              (UNAUDITED) WITH RESPECT TO MARCH 31, 1998 AND 1997

NOTE 6--INTANGIBLES

     Intangibles consist of the following:

                                                                   DECEMBER 31,
                                                MARCH 31,    -------------------------
                                                  1998           1997          1996
                                              ------------   -----------   -----------
                                               (UNAUDITED)
   Goodwill ...............................     $114,406      $115,207      $112,003
   Trademarks, licenses and other .........       29,442        27,929        26,934
                                                --------      --------      --------
                                                 143,848       143,136       138,937
   Less accumulated amortization ..........       (8,081)       (3,732)           --
                                                --------      --------      --------
                                                $135,767      $139,404      $138,937
                                                ========      ========      ========

     Intangibles are being amortized using the straight-line method. Goodwill is being amortized over a period of 40 years and trademarks, licenses and other are being amortized over a period of 17 years. Amortization commenced during 1997.

NOTE 7--DEPOSITS

     KyF Chile conducts its operations in leased facilities which require security deposits based on the square footage, location, and term of the lease (see Note 11). The balance of the security deposits at March 31, 1998 (unaudited), December 31, 1997 and 1996 amounted to $462,810, $473,259 and $393,239, respectively.

NOTE 8--ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities consist of the following:

                                                                                 DECEMBER 31,
                                                              MARCH 31,    -------------------------
                                                                1998           1997          1996
                                                            ------------   -----------   -----------
                                                             (UNAUDITED)
   Franchise fees payable(*) ............................     $633,981      $793,793      $518,547
   Other ................................................           --        27,407        34,505
   Accrued salaries and other employee benefits .........      120,403        22,788       148,892
                                                              --------      --------      --------
                                                              $754,384      $843,988      $701,944
                                                              ========      ========      ========

----------------
(*) See Note 16 for details on franchise fees.

                            UNISERVICE CORPORATION

              (UNAUDITED) WITH RESPECT TO MARCH 31, 1998 AND 1997

NOTE 9--OBLIGATIONS WITH BANKS

     Obligations with banks consist of the following:

                                                                                     DECEMBER 31,
                                                                  MARCH 31,    ------------------------
                                                                    1998          1997          1996
                                                                ------------   ----------   -----------
                                                                 (UNAUDITED)
   Loans payable to banks for lines-of-credit with monthly,
    semiannual and annual maturity dates and interest rates ranging from 9.02%
    to 11% APR.; fully collateralized by a personal guarantee from a stockholder and certain assets of the Company. The unused portion of the line-of-credit as of March 31, 1998 and December 31, 1997, respectively, approximates
    $1,442,000 and $374,000.
    Currency: Chilean Pesos and UF ..........................       $ --        $81,117      $782,788
                                                                    ====        =======      ========

     Long-term debt consists of the following:

                                                                                    DECEMBER 31,
                                                              MARCH 31,     -----------------------------
                                                                1998             1997            1996
                                                           --------------   -------------   -------------
                                                             (UNAUDITED)
   Notes payable to banks with maturity dates through
   2005 and fully collateralized by a personal guarantee
   from a stockholder and certain assets of the Company.
   Interest rates ranging from 9.02% to 11% APR.
   Currency: Chilean Pesos and UF ......................     $1,417,402      $1,650,982      $  978,526
   Less: Current portion ...............................       (156,085)       (319,249)       (377,478)
                                                             ----------      ----------      ----------
                                                             $1,261,317      $1,331,733      $  601,048
                                                             ==========      ==========      ==========

     Interest rates on all of these flexible rate loans are based on the Asociacion de Bancos y Entidades Financieras, (T.A.B.) rate, which represents a daily average of the interest paid by banks on its deposits. The rate is then adjusted upwards approximately 1.5% for the banks profit, and then an additional 1.0%-1.7% reflecting the individual risk of the bank on the individual loan. There are no covenants or restrictions imposed on the aforementioned obligations with any of the banks involved.

     The weighted average interest rate was 7.9% and 10.8% for the years ended December 31, 1997 and 1996, respectively.

     The UF is an indexed unit of account expressed in pesos and adjusted according to inflation (CPI).

                            UNISERVICE CORPORATION

              (UNAUDITED) WITH RESPECT TO MARCH 31, 1998 AND 1997

NOTE 9--OBLIGATIONS WITH BANKS--(CONTINUED)

     Future maturities of long-term debt are as follows:

YEAR ENDING
DECEMBER 31,
------------
    1998 ......................    $  319,249
    1999 ......................       293,509
    2000 ......................       293,466
    2001 ......................       192,505
    2002 ......................       144,412
    Thereafter ................       407,841
                                   ----------
                                   $1,650,982
                                   ==========

NOTE 10--NOTES PAYABLE

     Notes payable consists of various short-term unsecured loans with local banks bearing interest at rates ranging from 9.0% to 11.0% per annum.

NOTE 11--CAPITAL LEASE OBLIGATIONS

     KyF Chile leases various equipment under capital leases. The capital leases in effect as of December 31, 1997, are scheduled to expire between the years 1998 and 2009. At the expiration of the lease terms, KyF Chile may exercise options to purchase the equipment at a bargain purchase price. Amortization is computed by the straight-line method and has been included in depreciation. As of March 31, 1998 (unaudited) and December 31, 1997 and 1996, the gross amount of assets recorded under capital leases totaled $1,838,450, $1,838,450 and $1,819,622, respectively. Accumulated amortization related to those assets totaled $40,324, $38,765, $163,379 and $86,745 as of March 31, 1998, March 31,
1997, December 31, 1997 and 1996, respectively.

     The following is a schedule of future minimum lease payments:


YEAR ENDING
DECEMBER 31,
------------
    1998 .............................    $  190,347
    1999 .............................       112,708
    2000 .............................        36,243
    2001 .............................        84,864
    2002 .............................        91,004
    Thereafter .......................       539,764
                                          ----------
                                           1,054,930
    Current portion ..................      (190,347)
                                          ----------
    Long-term portion ................    $  864,583
                                          ==========

NOTE 12--DEFERRED REVENUE

     In August 1994, KyF Chile entered into an agreement with Pepsico requiring the exclusive use of Pepsi products for the following five years. In exchange for this exclusivity agreement, KyF Chile

                            UNISERVICE CORPORATION

              (UNAUDITED) WITH RESPECT TO MARCH 31, 1998 AND 1997

NOTE 12--DEFERRED REVENUE--(CONTINUED)

received approximately $780,000, net of taxes, which is being recognized and amortized over that five year period. For the three months ended March 31, 1998 and the years ended December 31, 1997 and 1996, KyF Chile recognized $42,620, $149,912 and $153,122, respectively, of the deferred revenue.

NOTE 13--STOCKHOLDERS' EQUITY

     The Company is currently authorized to issue 20,000,000 shares of Class A common stock, 2,000,000 shares of Class B common stock and 8,000,000 shares of undesignated common stock at a par value of $.0001 per share.

     As part of its anticipated initial public offering, the Company will sell approximately 1,400,000 shares of Class A common stock and 1,400,000 warrants to the public. This would increase the outstanding shares of Class A common stock to 1,430,000 for a total outstanding shares of 2,830,000, without giving effect to the exercise of the warrants.

NOTE 14--OTHER INCOME (EXPENSES)

     Included in other, net, is the recognition of approximately $150,000 of deferred revenue from the Pepsico exclusivity agreement (see Note 12), $148,000 from related parties and approximately $353,000 of refunds from vendors.

NOTE 15--RELATED PARTY TRANSACTIONS

     During 1996, KyF Chile relocated its Corporate headquarters by acquiring new office facilities in Santiago, Chile at a cost of approximately $568,000.

     In April 1997, KyF Chile sold the new office facilities to a third party, whose 1% shareholder is the owner of KyF Chile. In consideration for the approximate price of $568,000, KyF Chile issued a promissory note for the total amount due which was later transferred to Kyoto as part of various loans due Kyoto from KyF Chile. In May 1997, KyF Chile entered into a ten year lease agreement with the purchaser at a monthly rate of $9,050 plus common area maintenance and general expenses of $1,100 per month.

     In addition, the Company received advances for $679,095 from Kyoto bearing interest rates of 7.8% and 9% per annum. There are no stated repayment terms.

     During 1997 and 1996, the Company declared dividends with the intent of eliminating related party receivables. Total dividends declared were $321,967 and $139,909, respectively. No dividends were declared during 1998.

NOTE 16--COMMITMENTS AND CONTINGENCIES

OPERATING LEASE COMMITMENTS

     KyF Chile conducts its operations in facilities which are leased under terms ranging from six to 15 years expiring between the years 2006 and 2012. Most leases provide for one or more options to renew

                            UNISERVICE CORPORATION

              (UNAUDITED) WITH RESPECT TO MARCH 31, 1998 AND 1997

NOTE 16--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

for at least one additional term. In addition to a minimum monthly base rent, some of the leases provide for additional rents which are calculated on a percentage of gross sales over a base sales amount.

     Future minimum obligations over the primary terms of KyF Chile's long-term leases as of December 31, 1997 are as follows:

        YEAR ENDING
        DECEMBER 31,
        ------------
           1998 ..........................................   $ 1,491,091
           1999 ..........................................     1,512,087
           2000 ..........................................     1,555,154
           2001 ..........................................     1,263,208
           2002 ..........................................     1,010,886
           Thereafter ....................................     5,337,400
                                                             -----------
           Total Minimum Lease Payments Required .........   $12,169,826
                                                             ===========

FRANCHISE AGREEMENT

     KyF Chile entered into a franchise agreement with KFCIH to use the trademark, service mark and trade name Kentucky Fried Chicken.

     Under the franchise agreement, at all times, Ricardo Vilensky, the Company's CEO, President, and Chairman, is to retain voting control of KyF Chile and a minimum of 30% ownership of the Company. Provided that any proceeds received are not used to start a new company, Mr. Vilensky may sell up to the lesser of (a) 10% of the outstanding capital stock of the Company or (b) such amount so that Mr. Vilensky's ownership interest will not be below 30% of the outstanding capital stock. However, to the extent that Mr. Vilensky wants to retain less than a 30% interest in the Company, KFCIH must approve.

     As a condition of the franchise agreement, the Company is also required to have a "designated operator", which is the person that oversees the management of the day-to-day operations of the Company's restaurants. Currently, the designated operator is Mr. Vilensky. There can be no assurance that the Company will be in a position to meet the criteria required by KFCIH in the event Mr. Vilensky is unable or unwilling to continue as the designated operator and/or control not less than a 30% ownership interest in the Company.

     The initial franchise term for each restaurant is ten years, which expires between December 31, 2003 and December 31, 2007, depending on when the particular restaurant was opened. The initial franchise term is renewable for additional ten year periods, provided that, among other things, (i) the renewal is permitted by local law; (ii) the Company has corrected and default under the agreement and has not been in material default within the 24 months preceding the renewal request; (iii) the Company complies with annual performance criteria; (iv) the Company requests renewal within 12 to 18 months prior to the expiration of the initial term; (v) the Company agrees to make capital improvements to conform with KFCIH's then current standards and completes the improvements, as agreed; (iv) the

                            UNISERVICE CORPORATION

              (UNAUDITED) WITH RESPECT TO MARCH 31, 1998 AND 1997

NOTE 16--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

Company agrees to relocate any restaurants KFCIH determines cannot be renovated to meet the then current standards; (vii) the Company executes a new franchise agreement if the current form has been modified; (viii) the Company is current in all obligations, monetary or otherwise, to KFCIH; and (ix) the Company pay a renewal fee as agreed upon with KFCIII.

     Pursuant to current KFCIH policies and procedures, KFCIH's approval is required for the development of any new KyF restaurants by the Company and KFCIH's consent to such renewals, acquisitions or development may be withheld in KFCIH's sole discretion.

     The Company has agreed, with KFCIH's consent, to construct, develop, open and operate four additional new KyF restaurants during the next seven years, for a total of 60 restaurants to be owned and operated by the Company by the end of 2005. Royalty rates for the first new KyF restaurant will be 5% and for the additional 30 new KyF restaurants will be 6%. Initial franchise fees will be $35,000 per restaurant, except for (i) the first four new KFC restaurants, which require no initial franchise fees, and (ii) non-traditional stores (relocateable structures such as kiosks, carts, and mobile units and are typically located in airports, schools, universities, offices, hospitals and retail outlets), which will have initial franchise fees of $17,500. Additionally, development right fees of $10,000 per restaurant to develop 34 locations will be paid in equal installments over six years beginning on the first anniversary of the effective date of the development agreement, and then continuing on the following five anniversaries thereafter.

     The agreement requires a monthly franchise fee of 5% of revenues, as defined, subject to a monthly minimum which may be set and updated by KFCIH from time to time. The agreement also requires the Company to contribute annually for advertising and promotions not less than 5% of its annual revenues, as defined. Franchise fees totaled approximately $173,000, $162,000, $728,000 and $503,000 for the three months ended March 31, 1998 and 1997, and for the years ended December 31, 1997 and 1996, respectively, of which approximately $634,000, $794,000 and $519,000 remain unpaid as of March 31, 1998, December 31, 1997 and 1996, respectively, and is included in accrued expenses and other current liabilities in the accompanying supplemental consolidated balance sheets. As a result, the Company is currently in default of the franchise agreement. So long as the Company is in compliance with the other terms and obligations of the franchise agreement, KFCIH has advised the Company that it does not intend to terminate the franchise agreement.

     YEAR 2000 CONVERSION--The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the year 2000 date are a known risk. The Company is addressing this risk to the availability and integrity of financial systems and the reliability of operational systems. The Company has established processes for evaluating and managing the risks and costs associated with this problem.

     Major areas of potential business impact have been identified and initial conversion efforts are underway. The Company also is communicating with suppliers, dealers, financial institutions and others with which it does business to coordinate year 2000 conversion. The total cost of compliance and its effect on the Company's future results of operations is being determined as part of the detailed conversion planning.

                            UNISERVICE CORPORATION

              (UNAUDITED) WITH RESPECT TO MARCH 31, 1998 AND 1997

NOTE 17--OTHER MATTERS

     INITIAL PUBLIC OFFERING--In November 1997, the Company entered into an agreement with an underwriter to offer 1,400,000 shares of Class A common stock and 1,400,000 redeemable common stock purchase warrants to the public in an initial public offering, being made on a firm commitment basis. Each of the warrants entitles the registered holder to purchase one share of Class A common stock. Total anticipated funds being raised will be approximately $7,175,000. The net proceeds will be used for the continued development of new stores (approximately $2,465,000), payment of franchise fees for approximately $650,000 (including interest), the repayment of $1,261,317 in long term debt, $565,000 for repayment of loans due to third parties, and working capital of approximately $958,683.

     BRIDGE LOAN--Subsequent to December 31, 1997, the Company entered into a bridge loan in the amount of $150,000 with an investor to be used for short-term operations. This loan is evidenced by a promissory note bearing an interest rate of 8.5% per year. The Company is obligated to repay this note the earlier of (i) the closing date of the aforementioned initial public offering, or (ii) January 1, 2000. As additional consideration, the investor received 30,000 shares of Class A common stock. As a result, bridge loan financing costs amounting to $67,500 are reflected in the March 31, 1998 balance sheet as a component of other current assets and will be amortized over the term of the loan beginning in April 1998.

     RENT AGREEMENT--Subsequent to December 31, 1997, the Company entered into a two year lease agreement with an affiliate of one of the Company's Directors for the rental space of its Florida office at an annual payment of $10,000.

     CONSULTING AGREEMENT--Subsequent to December 31, 1997, the Company entered into a ten year agreement with of one of the Directors at an annual compensation of $35,000 which shall commence as of the effective date of the Company's initial public offering in consideration for certain financial, advisory and consulting services.

     In addition, the Company entered into a one year agreement with an affiliate of one of the Company's Directors to perform certain services including acting as the U.S. liaison for the Company at an annual payment of $20,000.

     EMPLOYMENT AGREEMENTS--Subsequent to December 31, 1997, the Company entered into a three year employment agreement with the Company's President and Chief Financial Officer. Pursuant to the terms and conditions of the employment agreements, the President shall receive an initial annual base salary of $80,000 and the Chief Financial Officer shall receive an initial annual base salary of $60,000. In addition to the base salaries, they are entitled to receive various incentives and other compensation amounting to $190,000 and $50,000 for the President and Chief Financial Officer, respectively.

     STOCK OPTION PLAN--On January 5, 1998, the Board of Directors of the Company and a majority of the Company's shareholders adopted a Stock Option Plan (the "Plan"). The Company will reserve a small amount of shares (not yet determined) of Class A common stock for issuance under this Plan. No options have been issued under the Plan.

================================================================================

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, IN ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF
ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED
HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                      -----------------------------------
                               TABLE OF CONTENTS


                                               PAGE
                                            ----------
Prospectus Summary ......................        3
Risk Factors ............................        5
Use of Proceeds .........................       14
Dividend Policy .........................       15
Dilution ................................       16
Capitalization ..........................       17
Exchange Rates ..........................       18
Selected Financial Data .................       19
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ...........................       20
Business ................................       24
Management ..............................       33
Certain Relationships and
   Related Transactions .................       38
Bridge Financing ........................       39
Principal Shareholders ..................       40
Description of Securities ...............       41
Shares Eligible for Future Sale .........       45
Underwriting ............................       46
Legal Matters ...........................       48
Experts .................................       48
Additional Information ..................       48
Index to Financial Statements ...........       F-1

                      -----------------------------------
   UNTIL , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                   UNISERVICE
                                  CORPORATION

                              1,400,000 SHARES OF
                              CLASS A COMMON STOCK

                              1,400,000 REDEEMABLE
                                  COMMON STOCK
                               PURCHASE WARRANTS

                      -----------------------------------






                                  ----------
                                  PROSPECTUS
                                  ----------

                          WERBEL-ROTH SECURITIES, INC.



================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Florida Business Corporation Act ("Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporation. The Company's Articles of Incorporation and Bylaws provides that the Company shall indemnify to the fullest extent permitted by the Corporation Act any person whom it may indemnify thereunder.

     The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

     The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Pursuant to the terms of the Underwriting Agreement, the directors and officers of the Company also are indemnified against certain civil liabilities that they may incur under the Act.

     Insofar as indemnification for liabilities arising under the Act, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses (other than underwriting discounts expected to be incurred in connection with the Offering described in this Registration Statement. All amounts are estimated except the Registration Fee, NASD Fee and the underwriters' non-accountable expense allowance.


   Securities and Exchange Commission/Registration fee and other documents*    $   6,041.98
   NASD filing fee* ........................................................       2,506.00
   NASDAQ filing fee* ......................................................       8,220.00
   Printing and engraving expenses* ........................................      65,000.00
   Accounting fees and expenses* ...........................................      50,000.00
   Legal fees and expenses* ................................................     175,000.00
   Blue Sky fees and expenses* .............................................      25,000.00
   Transfer Agent fees and expenses ........................................         750.00
   Miscellaneous ...........................................................       9,732.02
                                                                               ------------
   Total ...................................................................   $ 342,250.00
                                                                               ============


----------------
* Estimated

     All of the above expenses of this Offering will be paid by the Company.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     On November 21, 1997, the Company issued 100 shares of Class B Common Stock to Mr. Vilensky, the President, Chief Executive Officer and Chairman of the Board of USC and KyF Chile for par value, as promotional shares. The issuance of the shares of Class A Common Stock were exempt from registration pursuant to
Section 4(2) of the Act.

     Between January and March 1998, one unrelated, accredited investor loaned the Company $150,000 (at an interest rate of 8 1/2% per year). As consideration for this loan, the investor received 30,000 shares of Class A Common Stock. The investor had access to, or was otherwise provided with, information, including financial, concerning the Company. Accordingly, the issuance of the shares of Class A Common Stock were exempt from registration pursuant to Section 4(2) of the Act.

     As of the Effective Date, Inversiones e Inmobiliaria Kyoto Limitada ("Kyoto"), a Chilean limited partnership that is controlled by Mr. Vilensky and whose partners are also controlled by Mr. Vilensky, will purchase 1,399,900 shares of Class B Common Stock for $2.2 million. The shareholders of Kyoto were provided with, or otherwise had access to, information, including financial, concerning the Company. Accordingly, The issuances of the shares of Class B Common Stock to Kyoto will be exempt from registration pursuant to Section 4(2) of the Act.

ITEM 27. EXHIBITS.



    EXHIBIT
     NUMBER       DESCRIPTION OF EXHIBIT
---------------   -----------------------------------------------------------------------------------------

   1.1            Form of Underwriting Agreement(1)
   2.1            Stock Purchase Agreement between Kyoto and the Company for the purchase of Class B
                  Common Stock(1)
   2.2            Stock Purchase Agreement between the Company and Kyoto for the purchase of shares of
                  Kentucky Foods Chile S.A. Stock(1)
   3.1 (a)        Company's Amended and Restated Articles of Incorporation(1)
   3.1 (b)        Articles of Amendment to Articles of Incorporation(1)
   3.2            Company's Bylaws(1)
   4.1            Form of Warrant Agreement together with the form of Warrant Certificate(2)
   4.2            Form of Representative's Warrant Agreement together with the form of Representative's
                  Warrant Certificate(1)
   4.3            Form of Class A Common Stock Certificate(1)
   5.1            Opinion of Atlas, Pearlman, Trop & Borkson, P.A.(1)
  10.1            Stock Option Plan(1)
  10.2            Master Franchise Agreement between Kentucky Foods Chile, S.A. and Kentucky Fried
                  Chicken International Holdings, Inc., as amended(1).
  10.3            Loan Agreement between Kentucky Foods Chile, S.A. and Inversiones e Inmobiliaria Kyoto
                  Limitada dated October 3, 1997(1)
  10.4            Loan Agreement between Kentucky Foods Chile, S.A. and Inversiones e Inmobiliaria Kyoto
                  Limitada dated November 6, 1997(1)
  10.5            Bridge Loan Documents(1)
  10.6            Employment Agreement between the Company and Ricardo Vilensky(1)
  10.7            Employment Agreement between the Company and Mauricio Aguirre(1)
  10.8            Lease Agreement between KyF Chile and Imobiliaria Kilkil S.A.(1)
  10.9            Recognition of Debt Note(1)
    21            Subsidiaries of Registrant(1)
  23.1            Consent of Atlas, Pearlman, Trop & Borkson, P.A. (to be included in its opinion filed as
                  Exhibit 5.1)(1)
  23.2            Consent of Spear, Safer, Harmon & Co. P.C.(2)

 EXHIBIT
 NUMBER    DESCRIPTION OF EXHIBIT
 ------    ----------------------

 27        Financial Data Schedule(1)

99.1       Consent of Mauricio Aguirre(1)

99.2       Consent of Juan Carlos Cerda(1)

99.3       Consent of Sergio Vivanco(1)

99.4       Consent of Avram Fritch(1)


----------------
(1) Previously filed

(2) Filed herewith

ITEM 28. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to:

       (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i)  include any prospectus required by section 10(a)(3) of the Act;

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) include any additional or changed material information on the plan of distribution;

       (2) For determining liability under the Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

       (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

       (4) The Company will provide to the Underwriter at the closing of this Offering certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liability arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     For the purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

                                  SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Amendment to be signed on its behalf by the undersigned, in the City of Ft. Lauderdale, State of Florida, on this 21st day of July, 1998.


                                        UNISERVICE CORPORATION

                                        By /s/ RICARDO VILENSKY
                                          --------------------------------------
                                           Ricardo Vilensky
                                           President and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.


         SIGNATURES                             TITLE                         DATE
         ----------                             -----                         ----
/s/ RICARDO VILENSKY           President and Chief Executive Officer     July 21, 1998
----------------------------   and Director (Principal Executive,
Ricardo Vilensky               Financial and Accounting Officer)

/s/ DAVID MAYER                Director                                  July 21, 1998
----------------------------
David Mayer

                               INDEX TO EXHIBITS


                                                           SEQUENTIALLY
 EXHIBIT                                                     NUMBERED
  NUMBER    DESCRIPTION OF EXHIBIT                             PAGE
 -------    ----------------------                         ------------
23.2        Consent of Spear, Safer, Harmon & Co. P.C.